AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 1996
                                                      REGISTRATION NO. 333-09789

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             ALLSTAR SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                                  5045                               76-0062751
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074
                           TELEPHONE: (713) 795-2000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES H. LONG
                            CHIEF EXECUTIVE OFFICER
                             ALLSTAR SYSTEMS, INC.
                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074
                           TELEPHONE: (713) 795-2000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

      NICK D. NICHOLAS                             RANDALL G. RAY
  PORTER & HEDGES, L.L.P.                     GARDERE & WYNNE, L.L.P.
 700 LOUISIANA, 35TH FLOOR                  1601 ELM STREET, SUITE 3000
 HOUSTON, TEXAS 77002-2764                      DALLAS, TEXAS 75201
 TELEPHONE: (713) 226-0600                   TELEPHONE: (214) 999-3000
    FAX: (713) 228-1331                         FAX: (214) 999-4667

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
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                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 1996

PROSPECTUS
                                2,035,000 SHARES

                             ALLSTAR SYSTEMS, INC.

                                  COMMON STOCK

     Of the 2,035,000 shares of Common Stock, $.01 par value per share ("Common Stock") offered hereby (the "Offering"), 1,500,000 shares are being sold by Allstar Systems, Inc. ("Allstar" or the "Company") and 535,000 shares are being sold by a stockholder of the Company (the "Selling Stockholder"). The Company will not receive any of the proceeds from any sale of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

     Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the public offering price will be between $10.00 and $12.00 per share. For information relating to the factors considered in determining the initial public offering price, see "Underwriting." The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "ALLS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                   PROCEEDS TO
                PRICE TO       UNDERWRITING      PROCEEDS TO         SELLING
                 PUBLIC        DISCOUNT(1)      COMPANY(1)(2)      STOCKHOLDER
- --------------------------------------------------------------------------------
Per Share.....   $                $                 $                 $
- --------------------------------------------------------------------------------
Total(3)...... $                $                 $                 $
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(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Excludes a non-accountable expense allowance payable to the Representatives of the Underwriters. See "Underwriting."

(2) Before deducting estimated expenses of $          payable by the Company.

(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 305,250 shares of Common Stock, solely to cover over-allotments. See "Underwriting." If the Underwriters exercise this option in full, the total price to public, underwriting discount and
    proceeds to the Company will be $          , $          and $          ,
    respectively.
                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates evidencing the shares will be ready for delivery at the offices of Rauscher
Pierce Refsnes, Inc., Dallas, Texas, on or about           , 1996.

RAUSCHER PIERCE REFSNES, INC.                           SUTRO & CO. INCORPORATED
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1996

                           [GRAPHICS TO BE PROVIDED]

     Prior to the Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants following the end of each fiscal year and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                       2

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION HEREIN AND IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO THE "COMPANY" OR TO
"ALLSTAR" REFER TO ALLSTAR SYSTEMS, INC., ITS PREDECESSORS AND SUBSIDIARIES. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE REINCORPORATION OF THE COMPANY AS A DELAWARE CORPORATION WHICH WILL OCCUR PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT ("REGISTRATION STATEMENT") OF WHICH THIS PROSPECTUS IS A PART AND THE RESULTING 8.15-FOR-1 SHARE CONVERSION OF THE COMMON STOCK AND (II) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. SEE "BUSINESS -- HISTORY AND REINCORPORATION"
AND "UNDERWRITING." A GLOSSARY OF NAMES AND CERTAIN TECHNICAL TERMS IS LOCATED AFTER THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS IN THIS PROSPECTUS BEGINNING AT PAGE G-1.


                                  THE COMPANY

     The Company is a growing regional provider of computer and telecommunications hardware and software products and related services. The Company primarily markets its products and services in Texas from two locations in the Houston and Dallas-Fort Worth metropolitan areas. The Company's customer base of over 3,800 accounts is comprised primarily of mid-sized customers and regional offices of larger customers in commercial, educational and governmental sectors. The Company positions itself to provide its customers with single-source solutions for both their computer and telecommunications needs by offering a broad range of products and services and by providing the expertise to support integrated computer and telecommunications applications.

     The Company's revenue is derived from sales of computer hardware and software ("Computer Products"), computer-related information technology services ("IT Services"), telecommunications equipment and services ("Telecom Systems") and the Company's proprietary computer/telephone integration software ("CTI Software"). The Company is an authorized reseller of computer products from Compaq, Hewlett-Packard, IBM, Microsoft, Novell and other leading manufacturers. The Company has long-standing relationships with leading aggregators and wholesale distributors of computer hardware and software products which enable the Company to provide its customers with competitive product pricing and ready product availability. IT Services include system design, installation, integration and support services. With respect to Telecom Systems, the Company markets, installs and services telecommunications equipment, including large PBX telephone systems from NEC and Mitel. In 1995, the Company introduced proprietary CTI Software products which facilitate computer and telephone integration ("CTI"), primarily for telemarketing, call center and other high volume calling applications.

     The Company believes that the trend toward CTI is likely to continue and that integrated voice, data and video communication will become more prevalent and affordable. The Company believes open architecture CTI standards and solutions will develop as they did in the computer industry. As the technology and management of telecommunications and computer systems converge over the next decade, the Company expects that customers will demand products and services which integrate telecommunications and computer technologies.

     For the year ended December 31, 1995, the Company produced a 91.3% increase in operating income on a 42.2% increase in total revenue from 1994. For the six months ended June 30, 1996, the Company increased operating income by 90.7% on a 47.0% increase in total revenue over the comparable period in 1995. The Company's growth has been particularly influenced by the expansion of its Computer Products and IT Services operations into the Dallas-Fort Worth market and the launch of its Telecom Systems business, which completed its first full year of operations in 1995. As the Company has grown, selling, general and administrative expenses have declined as a percentage of total revenue during each of the last three years.

                                       3

     The Company's goals include continuing the growth of its regionally-based business while preparing the Company to be a national provider of computer and telephone hardware and software products and related services. To achieve its objectives, the Company intends to pursue several key strategies:

     EXPAND GEOGRAPHICALLY. The Company intends to open additional offices within Texas and in new regions to service existing customers and attract new customers. The Company plans to open two new offices within the next year, the first in Austin, Texas and the second in San Antonio, Texas. Upon opening an office in San Antonio, the Company will have branch offices in three of the ten largest metropolitan areas in the United States.

     INCREASE TELECOM SYSTEMS AND CTI SOFTWARE BUSINESSES. The Company began offering Telecom Systems in 1994 and CTI Software in 1995 to capitalize on the growing trend in CTI. The Company intends to (i) expand Telecom Systems operations to the Dallas-Fort Worth market in the second half of 1996,
(ii) pursue acquisitions of regional telephone system resellers with established customer bases in targeted markets and (iii) increase the variety and capabilities of its CTI Software products through internal development and acquisitions of complementary software products.

     IMPLEMENT INTERNET-BASED NATIONAL MARKETING PROGRAM. The Company intends to implement a new method of marketing its Computer Products on a nationwide basis under the trade name "800 PC Deals." By accessing an Internet home page currently under development, the Company's sales representatives and customers will be able to obtain product pricing and availability data, enter or change orders and access customer account status information. The Company plans to employ experienced sales representatives in selected metropolitan markets who will be supported by the new Internet-based system and by a national sales support call center performing order entry and customer service functions. After establishing customer relationships in new markets with 800 PC Deals, the Company intends to establish branch offices in certain of these markets. 800 PC Deals is anticipated to begin operation in the first half of 1997.

     The Company's executive offices are located at 6401 Southwest Freeway, Houston, Texas 77074 and its telephone number is (713) 795-2000.

                                  THE OFFERING

Common Stock offered by the            1,500,000 shares
  Company............................

Common Stock offered by the Selling    535,000 shares
  Stockholder........................

Common Stock to be outstanding after   4,175,000 shares(1)
  this Offering......................

Use of proceeds by the Company.......  To repay short-term borrowings, for working capital and for general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol........  ALLS
- ------------
(1) Excludes 417,500 shares of Common Stock reserved for issuance under the 1996 Incentive Stock Plan, of which options to purchase 80,000 shares of Common Stock will be granted upon closing of the Offering with exercise prices at or above the initial public offering price, none of which will be currently exercisable, and restricted stock awards for 10,000 shares which will be granted upon closing of this Offering to certain key employees, none of which will be vested. Also excludes 100,000 shares reserved for issuance under the 1996 Non-Employee Director Stock Option Plan, none of which are issued or outstanding. See "Management -- Incentive and Stock Option
    Plans."

                                       4

                      SUMMARY CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                 JUNE 30,
                                       -------------------------------------  ------------------------
                                          1993         1994         1995         1995         1996
                                       -----------  -----------  -----------  -----------  -----------
OPERATING DATA:
Total revenue........................  $    49,536  $    64,076  $    91,085  $    39,554  $    58,150
Gross profit.........................        7,247        8,535       11,385        5,123        7,353
Operating income.....................        1,187        1,087        2,079          799        1,524
Income before provision for
  income taxes.......................          543          323          861          170          941
Net income...........................          314          183          519          103          607
Net income per share.................  $      0.15  $      0.07  $      0.19  $      0.04  $      0.23
Weighted average shares
  outstanding........................    2,120,242    2,554,808    2,675,000    2,675,000    2,675,000

                                          AS OF JUNE 30, 1996
                                       --------------------------
                                        ACTUAL     AS ADJUSTED(1)
                                       ---------   --------------
BALANCE SHEET DATA:
Working capital......................  $   1,625      $ 16,382
Total assets.........................     24,436        29,656
Short-term borrowings(2).............      9,537       --
Long-term debt.......................     --           --
Stockholders' equity.................      3,331        18,088
- ------------
(1) As adjusted gives effect to this Offering and the application of the net proceeds therefrom, assuming an initial public offering price of $11.00 per share. See "Use of Proceeds."

(2) See Notes 4 and 5 to the Company's Consolidated Financial Statements. Short-term borrowings does not include amounts recorded as floor plan financing which are considered to be accounts payable.

                                       5

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS, EACH OF WHICH COULD AFFECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS AND PROSPECTS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

RISK OF LOW MARGIN BUSINESS

     The Company's past growth in net income has been fueled primarily by sales growth rather than increased gross profit margins. Given the significant levels of competition that characterize the computer reseller market, it is unlikely that the Company will be able to increase gross profit margins in its core business of reselling computer products which accounted for approximately 90% of the Company's total revenue in 1993, 1994, 1995 and the first half of 1996. Moreover, in order to attract and retain many of its larger customers, the Company frequently must agree to volume discounts and maximum allowable markups that serve to limit the profitability of sales to such customers. Accordingly, to the extent that the Company's sales to such customers increase, the Company's gross profit margins may be reduced and, therefore, any future increases in net income will have to be derived from continued sales growth or effective expansion into higher margin businesses, neither of which can be assured. Furthermore, low margins increase the sensitivity of the Company's results of operations to increases in costs of financing. Any failure by the Company to maintain or increase its gross profit margins and sales levels could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON AVAILABILITY OF CREDIT; DEPENDENCE ON IBMCC; INTEREST RATE SENSITIVITY

     The Company is highly leveraged and the Company's business activities are capital intensive in that the Company is required to finance accounts receivable and inventory. In order to obtain necessary working capital, the Company relies primarily on lines of credit under which the available credit and credit limits are dependent on the amount and quality of the Company's accounts receivable and inventory. As a result, the amount of credit available to the Company may be adversely affected by factors such as delays in collection or deterioration in the quality of the Company's accounts receivable, inventory obsolescence, economic trends in the computer industry, interest rate fluctuations and the lending policies of the Company's lenders. Many of these factors are beyond the Company's control. Any decrease or material limitation on the amount of capital available to the Company under its credit lines and other financing arrangements would limit the ability of the Company to fill existing sales orders, purchase inventory or expand its sales levels and, therefore, would have a material adverse effect on the Company's financial condition and results of operations. In addition, any significant increases in interest rates will increase the cost of financing to the Company and would have a material adverse effect on the Company's financial condition and results of operations. Substantially all of the Company's credit availability is provided by IBMCC, through which it maintains a $20.0 million revolving line of credit facility, and DFS, through which it maintains a $3.0 million line of credit facility to finance certain inventory purchases. It is anticipated that the Company will continue to rely on accounts receivable and inventory financing from IBMCC and inventory financing from DFS to finance future growth. During each of 1993, 1994, 1995 and the first six months of 1996, the Company has been in default of certain financial and other covenants under both its IBMCC and DFS credit facilities due largely to the financing of its rapid growth during those periods by short-term indebtedness under those same credit facilities. Although the Company has periodically sought and obtained waivers from its lenders for prior defaults of certain covenants (and may be required to do so in the future), and has obtained amendments to its credit facilities liberalizing certain other covenants, there can be no assurance that either of its principal lenders will accommodate future requests for waivers or amendments. There can be no assurance that financing from IBMCC, DFS or other lenders will be available to the Company in the future in the amounts presently available, or at all. The inability of the Company to have continuous access to such financing at reasonable costs would materially and adversely impact the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                       6

HIGHLY COMPETITIVE BUSINESS

     The Company is engaged in business activities that are intensely competitive and rapidly changing. The Company believes that the principal competitive factors in the business in which it operates are relative price and performance, product availability, technical expertise, adherence to industry standards, financial stability, service support and reputation. Price competition has intensified, particularly in the Company's Computer Products and IT Services businesses, and is likely to continue to intensify. Such price competition could materially adversely affect the Company's financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors. The Company's competitors include major computer products and telephone equipment manufacturers, aggregators and distributors, including certain manufacturers, aggregators and distributors which supply products to the Company. Other competitors include established national, regional and local resellers, systems integrators, telephone systems dealers, computer-telephony VARs and other CTI software suppliers. Some of the Company's current and potential competitors have longer operating histories and financial, sales, marketing, technical and other competitive resources which are substantially greater than those of the Company. As a result, the Company's competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than the Company to sales and service of its products. Such competitors could also attempt to increase their presence in the Company's markets by forming strategic alliances with other competitors of the Company, offer new or improved products and services to the Company's customers or increase their efforts to gain and retain market share through competitive pricing. See "Business -- Competition."

MANAGEMENT OF GROWTH; REGIONAL CONCENTRATION

     The Company has experienced rapid growth which has and may continue to put strains on the Company's management, operational and financial resources. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational, financial and sales systems, to develop the skills of its managers and supervisors and to hire, train, motivate and manage its employees. The Company's future growth, if any, is expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be successful in managing growth and the failure to do so could materially adversely affect the Company's financial position and results of operation. Within the next 12 months, the Company intends to open new offices in Austin and San Antonio. The Company also plans to relocate its Dallas-Fort Worth office and consolidate substantially all of its warehouse and distribution operations in the Dallas-Fort Worth metropolitan area. The Company anticipates that it will incur substantial costs in connection with these new office openings, including expenditures for furniture, fixtures and equipment. Additional burdens on the Company's working capital are also expected in connection with the start-up of such operations. Any significant disruption or unanticipated expenses in connection with these plans could also have a material adverse effect on the Company's financial condition and results of operations. For the foreseeable future, the Company expects that it will continue to derive most of its total revenue from customers located in or near the metropolitan areas in Texas in which the Company maintains offices. Accordingly, an economic downturn in any of those metropolitan areas, or in the region in general, would likely have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company for the foreseeable future will depend largely on the continued services of key members of management, leading salespersons and technical personnel. There can be no assurance that the departure of one or more of such key personnel would not have a material adverse effect on the Company's results of operations. The Company is particularly dependent upon James H. Long, founder, Chairman of the Board, President and Chief Executive Officer of the Company, because of his knowledge of the Company's operations, industry knowledge, marketing skills and relationships with major vendors and customers. The Company does not maintain key personnel life insurance on any of its executive officers or salespersons other than Mr. Long. The Company's success also depends in part on its ability to attract,

                                       7

hire, train and retain qualified managerial, technical and sales and marketing personnel at a reasonable cost, particularly those involved in providing systems integration, support services and training. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the qualified personnel, including technical personnel, it requires to conduct and expand its operations successfully. The Company's financial condition and results of operations could be materially adversely affected if the Company were unable to attract, hire, train and retain qualified personnel.

DEPENDENCE ON CONTINUED AUTHORIZATION TO RESELL AND PROVIDE
MANUFACTURER-AUTHORIZED SERVICES

     The Company's future success in both product sales and services depends largely on its continued status as an authorized reseller of products and its continued authorization as a service provider. With respect to the Company's computer hardware and software product sales and service, the Company maintains sales and service authorizations with many industry-leading manufacturers, including Compaq, Hewlett-Packard, IBM, Microsoft, NEC and Novell. In addition, some of such agreements are based upon the Company's continued supply relationship with Inacom or another aggregator or distributor approved by such manufacturers. With respect to the Company's Telecom Systems business, the Company maintains sales and service authorizations with industry-leading manufacturers, including Active Voice, AVT, NEC, Macrotel and Mitel. Without such sales and service authorizations, the Company would be unable to provide the range of products and services currently offered by the Company. In addition, loss of manufacturer authorizations for products that have been financed under the Company's credit facilities constitutes an event of default under such credit facilities. In general, the agreements between the Company and its products manufacturers either provide for fixed terms or for termination on 30 days prior written notice. There can be no assurance that such manufacturers will continue to authorize the Company as an approved reseller or service provider.

DEPENDENCE ON SUPPLIERS

     The Company's business depends upon its ability to obtain an adequate supply of products and parts at competitive prices and on reasonable terms. The Company's suppliers are not obligated to have product on hand for timely delivery to the Company nor can they guarantee product availability in sufficient quantities to meet the Company's demands. There can be no assurance, therefore, that such products will be available as required by the Company at prices or on terms acceptable to the Company. The Company procures a majority of computers, computer systems, components and parts primarily from Inacom and Ingram in order to obtain competitive pricing, maximize product availability and maintain quality control. The Company's purchases from Inacom accounted for approximately 55.6%, 46.4%, 36.6% and 54.8% of the Company's total product purchases in 1993, 1994, 1995 and the first six months of 1996, respectively. In July 1996, the Company renewed its long-term supply arrangement with Inacom and is obligated under the terms of that agreement to purchase at least 80% of its Computer Products from Inacom, but only to the extent that such products are made available within a reasonable period of time at reasonably competitive pricing. The Company's purchases from its second largest supplier, Ingram, accounted for approximately 8.3%, 14.1%, 20.6% and 14.3% of the Company's total product purchases in 1993, 1994, 1995 and the first six months of 1996, respectively. There can be no assurance that the Company will be able to continue to obtain necessary products from Inacom or Ingram on terms acceptable to the Company, if at all. There can be no assurance that such relationships will continue or that, in the event of a termination of its relationships with either Inacom or Ingram, or both of such suppliers, it would be able to obtain alternative sources of supply without a material disruption in the Company's ability to provide products to its customers. Any material disruption in the Company's supply of products would have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Supply and Distribution."

RAPID TECHNOLOGICAL CHANGE

     The business in which the Company competes is characterized by rapid technological change and frequent introduction of new products and product enhancements. The Company's success depends in large part on its ability to identify and obtain products that meet the changing requirements of the marketplace. There can be no assurance that the Company will be able to identify and offer products necessary to remain

                                       8

competitive or avoid losses related to obsolete inventory and drastic price reductions. The Company attempts to maintain a level of inventory required to meet its near term delivery requirements by relying on the ready availability of products from its principal suppliers. Accordingly, the failure of the Company's suppliers to maintain adequate inventory levels of products demanded by the Company's existing and potential customers and to react effectively to new product introductions could have a material adverse effect on the Company's financial condition and results of operations. In addition, because certain products offered by the Company are subject to manufacturer or distributor allocations, which limit the number of units available to the Company, there can be no assurance that the Company will be able to offer new products or product enhancements to its customers in sufficient quantity to meet demand. Failure of the Company to gain sufficient access to such new products or product enhancements could also have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Supply and Distribution."

RELIANCE ON KEY CUSTOMERS

     The Company's top ten customers (which varied from period to period) accounted in the aggregate for approximately 37.2%, 31.4%, 27.9% and 35.5% of the Company's total revenue during 1993, 1994, 1995 and the first six months ending June 30, 1996, respectively. During the six months ended June 30, 1996, the Company had one customer that accounted for 12.0% of its total revenue. Based upon historical results and existing relationships with customers, the Company believes that a substantial portion of its total revenue and gross profit will continue to be derived from sales to existing customers. There are no long-term commitments by such customers to purchase products or services from the Company. Product sales by the Company are typically made on a purchase order basis. A significant reduction in orders from any of the Company's largest customers could have a material adverse effect on the Company's financial condition and results of operations. Similarly, the loss of any one of the Company's largest customers or the failure of any one of such customers to pay its accounts receivable on a timely basis could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company's largest customers will continue to place orders with the Company or that orders by such customers will continue at their previous levels. There can be no assurance that the Company's service customers will continue to enter into service contracts with the Company or that existing contracts will not be terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Customers."

RELIANCE ON MANAGEMENT INFORMATION SYSTEMS

     The Company's success is largely dependent on the accuracy, quality and utilization of the information generated by its customized management information systems, which affects its ability to manage its sales, accounting, inventory and distribution systems. The Company anticipates that it will continually need to refine and enhance its management information systems as the Company grows and the needs of its business evolves. In view of the Company's reliance on information and telephone communication systems, any interruption or errors in these systems could have a material adverse effect on the Company's financial condition and results of operations. The Company's new Internet-based system, through which 800 PC Deals will operate, is currently under development and its implementation may encounter technical difficulties. There can be no assurance that the new system will function as expected. See "Business -- Management Information Systems."

ACQUISITION RISK

     The Company intends to pursue potential acquisitions of complementary businesses. The success of this strategy depends not only upon the Company's ability to acquire complementary businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain customers of acquired firms. No specific acquisitions are being negotiated or planned as of the date of this Prospectus and there can be no assurance that the Company will be able to find suitable acquisition candidates or be successful in acquiring or integrating
                                       9

such businesses. Furthermore, there can be no assurance that financing required for any such transactions will be available on satisfactory terms.

INTELLECTUAL PROPERTY PROTECTION

     The Company's success depends in part upon the protection of its intellectual property from unauthorized use. The Company has recently filed for, but has not yet received, federal copyright protection for its CTI Software products and federal trademark protection for its CTI Software products and the 800 PC Deals trade name. The Company presently relies primarily on trade secrecy and confidentiality agreements with customers and employees to establish and protect its rights in its intellectual property. However, without federal copyright and federal trademark protection, there can be no assurance that the Company's present protective measures will be adequate to prevent unauthorized use or disclosure of its intellectual property or independent third party development of the same or similar technology. Additionally, the prevention of unauthorized use and disclosure of the Company's intellectual property will likely become more difficult as its CTI Software business grows.

CONTROL BY, AND BENEFITS TO, EXISTING STOCKHOLDERS

     Upon completion of this Offering, James H. Long, founder, Chairman of the Board, President and Chief Executive Officer of the Company will own 50.7% of the outstanding Common Stock and Mr. Long will have the ability to control the election of a majority of the members of the Company's Board of Directors, and approve (or prevent the approval of) certain matters requiring the approval of stockholders and exert significant influence over the affairs of the Company. The existing stockholders of the Company will benefit from this Offering, principally through the increased liquidity of their holdings, which may result from the creation of a public market for Common Stock, and through the potential unrealized gains in the value of the Common Stock held by them. Mr. Long has personally guaranteed the Company's indebtedness to IBMCC and, therefore, may be deemed to benefit from the application of a portion of the net proceeds of this Offering to repay substantially all amounts outstanding under the Company's accounts receivable revolving line of credit with IBMCC. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Principal and
Selling Stockholders" and "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, no public market for the Common Stock existed and there can be no assurance that an active market will develop upon completion of this Offering or, if developed, that such market will be sustained. The initial public offering price of the Common Stock was determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after this Offering. See "Underwriting." The market price for the Common Stock may be volatile and subject to fluctuations resulting from news announcements concerning the Company or its industry, general securities market conditions or other factors.

     It is anticipated that a significant number of the shares of Common Stock being offered hereby will be sold to clients of the Representatives. Although the Representatives have advised the Company that they intend to make a market in the Common Stock following this Offering, they have no legal obligation to do so. The Representatives, if they become market makers, could be a dominating influence in the market for the Common Stock, if one develops. The prices and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representatives' participation in such market. There can be no assurance that any market activities of the Representatives, if commenced, will be continued.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon completion of this Offering, the 2,035,000 shares of Common Stock offered hereby will be freely tradeable by persons other than affiliates of the Company without restriction. The remaining 2,140,000 shares held by current stockholders of the Company will be eligible for resale, subject to the provisions of Rule 144 under the Securities Act. The Company, its existing stockholders (other than the

                                       10

Selling Stockholder) and its officers and directors have agreed for a period of 180 days after the date of this Prospectus not to, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock, or other securities substantially similar, or securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock or other securities substantially similar (except for the grant of options or of restricted stock awards pursuant to the 1996 Incentive Stock Plan or the 1996 Non-Employee Director Stock Option Plan), without the prior written consent of the Representatives. After this Offering, the Company anticipates it will also have outstanding employee and director stock options and restricted stock awards for an aggregate of 105,000 shares of Common Stock and plans to file registration statements on Form S-8 with respect to the issuance of such shares. Accordingly, such shares will generally be freely tradeable upon issuance, except to the extent held by affiliates. Sales of substantial amounts of the Common Stock in the public market, whether by purchasers in this Offering or other stockholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER CONSIDERATIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that may delay, deter or prevent a change in control of the Company. Among other things, these provisions authorize the board of directors of the Company to issue shares of preferred stock on such terms and with such rights, preferences and designations as the board of directors of the Company may determine without further stockholder action and limit the ability of stockholders to call special meetings or amend the Company's Certificate of Incorporation or Bylaws. Each of these provisions, as well as the Delaware business combination statute could, among other things, restrict the ability of certain stockholders to effect a merger or business combination or obtain control of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Anti-Takeover Provisions."

DILUTION

     A purchaser of Common Stock in this Offering will experience an immediate and substantial dilution in the net tangible book value of its shares of $6.67 per share. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company expects to retain cash generated from operations to support its cash needs and does not anticipate the payment of any dividends on the Common Stock for the foreseeable future. In addition, the Company's credit facilities with IBMCC and DFS prohibit the declaration or payment of dividends, unless consent is obtained from each lender. See "Dividend Policy."

                                       11

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby, at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, are estimated to be $14.8 million. The Company will receive no proceeds from the sale of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

     The Company intends to use an estimated $12.5 million (approximately 84% of the estimated net proceeds) to repay substantially all of the Company's outstanding short-term indebtedness under its accounts receivable revolving line of credit with IBMCC. The outstanding balance under this accounts receivable revolving line of credit, which was incurred to finance working capital, was $9.5 million at June 30, 1996. Amounts outstanding under the accounts receivable revolving line of credit bear interest at a fluctuating rate equal to the prime interest rate plus 2.0%. At June 30, 1996, the interest rate in effect for the IBMCC accounts receivable revolving line of credit was 10.25% per annum. Principal and interest outstanding under the credit facility are due upon termination of the facility, which remains in effect for successive one-year periods until terminated by the Company or IBMCC upon 60 days written notice.

     The Company intends to expend an estimated $1.0 million for leasehold improvements and other capital expenditures, a majority of which will be expended in connection with the planned consolidation of its warehouse facilities into a single facility in the Dallas-Fort Worth area, the relocation of its Dallas branch office and the opening of two branch offices in Austin and San Antonio, Texas. All or a portion of the $1.0 million in capital expenditures currently budgeted by the Company for such purposes may be paid from the net proceeds of the Offering remaining after repayment of short-term indebtedness, depending on the availability of remaining net offering proceeds at the time of such expenditures and the availability of other sources of funds. Any remaining proceeds available for working capital and general corporate purposes may be used to acquire complementary businesses and technologies. The Company is not currently a party to any commitments or agreements and is not currently involved in any negotiations with respect to any acquisitions. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term, interest-bearing securities or accounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on the Common Stock. The Company intends to retain any future earnings for reinvestment in its business and does not intend to pay cash dividends in the foreseeable future. Under the Company's credit facilities with IBMCC and DFS, the Company is prohibited from declaring or paying dividends unless consent is obtained from each lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                       12

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 1996 and (ii) as adjusted to reflect the sale by the Company of 1,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.


                                          AS OF JUNE 30, 1996
                                       --------------------------
                                        ACTUAL       AS ADJUSTED
                                       ---------     ------------
                                             (IN THOUSANDS)
Short-term borrowings(1).............  $   9,537       $ --
                                       ---------     ------------
Long-term debt.......................     --             --
Stockholders' equity:
     Preferred Stock; $.01 par value;
      5,000,000 shares authorized; no
      shares outstanding.............     --             --
     Common Stock:
          No par value; 1,000,000
             shares authorized;
             328,125 shares issued
             and outstanding
             (2,675,000 shares after
             effect of
             reincorporation)........          2         --
          $.01 par value; 50,000,000
             shares authorized; no
             shares outstanding
             (4,175,000 shares as
             adjusted)(2)............     --                 42
     Additional paid-in capital......      1,504         16,221
     Retained earnings...............      1,825          1,825
                                       ---------     ------------
          Total stockholders'
             equity..................      3,331         18,088
                                       ---------     ------------
             Total capitalization....  $  12,868       $ 18,088
                                       =========     ============
- ------------
(1) See Notes 4 and 5 to the Company's Consolidated Financial Statements. Short-term borrowings does not include amounts recorded as floor plan financing which are considered to be accounts payable.

(2) Excludes 417,500 shares of Common Stock reserved for issuance under the 1996 Incentive Stock Plan, of which options to purchase 80,000 shares of Common Stock will be granted upon closing of this Offering with exercise prices at or above the initial public offering price, none of which will be currently exercisable, and restricted stock awards for 10,000 shares which will be granted upon closing of this Offering to certain key employees, none of which will be vested. Also excludes 100,000 shares reserved for issuance under the 1996 Non-Employee Director Stock Option Plan, none of which are issued or outstanding. See "Management -- Incentive and Stock Option
    Plans."

                                       13

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1996, was $3.3 million or $1.25 per share. Net tangible book value per share represents the total tangible assets of the Company reduced by its total liabilities and divided by the number of outstanding shares of Common Stock. After giving effect to the sale of Common Stock by the Company in this Offering (at an assumed initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom, the net tangible book value of the Company at June 30, 1996, would have been $18.1 million or $4.33 per share. This represents an immediate increase in net tangible book value of $3.08 per share to existing holders of Common Stock and an immediate dilution of $6.67 per share to new investors purchasing shares of Common Stock in this Offering. The following table illustrates this dilution per share:

Initial public offering price per share.........  $   11.00
     Net tangible book value per
     share as of June 30, 1996.......  $    1.25
     Increase per share attributable
     to new investors................       3.08
                                       ---------
Adjusted net tangible book value per
  share after this Offering.....................       4.33
                                                  ---------
Dilution per share to new investors.............  $    6.67
                                                  =========

     Utilizing the foregoing assumptions, the following table summarizes the number of shares purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing holders of Common Stock and by new investors purchasing shares of Common Stock from the Company in this
Offering:

                                       SHARES PURCHASED(1)(2)      TOTAL CONSIDERATION         AVERAGE
                                       ----------------------   -------------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                       -----------    -------   --------------    -------     ---------
Existing stockholders................    2,675,000      64.1%   $    1,505,700       8.4%      $   .56
New investors........................    1,500,000      35.9%       16,500,000      91.6         11.00
                                       -----------    -------   --------------    -------
     Total...........................    4,175,000     100.0%   $   18,005,700     100.0%
                                       ===========    =======   ==============    =======

- ------------
(1) Sales of Common Stock by the Selling Stockholder in this Offering will reduce the number of shares held by existing stockholders to 2,140,000 shares, or 51.3% of the total number of shares of Common Stock outstanding after this Offering and will increase the number of shares held by new investors to 2,035,000 shares, or 48.7% of the total number of shares of Common Stock outstanding after this Offering.

(2) Excludes 417,500 shares of Common Stock reserved for issuance under the 1996 Incentive Stock Plan, of which options to purchase 80,000 shares of Common Stock will be granted upon closing of this Offering with exercise prices at or above the initial public offering price, none of which will be currently exercisable, and restricted stock awards for 10,000 shares which will be granted upon closing of this Offering to certain key employees, none of which will be vested. Also excludes 100,000 shares reserved for issuance under the 1996 Non-Employee Director Stock Option Plan, none of which are issued or outstanding. See "Management -- Incentive and Stock Option
    Plans."

                                       14

                            SELECTED FINANCIAL DATA

     The following selected financial data for each of the three years ended December 31, 1993, 1994 and 1995 is derived from the Consolidated Financial Statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data for each of the two years ended December 31, 1991 and 1992 is derived from the combined financial statements of the Company of which the balance sheet as of December 31, 1991 and 1992 and the related combined statement of operations and retained earnings and cash flows for the year ended December 31, 1992, were audited by other independent auditors whose report does not appear herein. The selected consolidated financial data for the six months ended June 30, 1995 and 1996 is derived from the Company's unaudited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial information set forth therein. Historical results of operations, percentage fluctuations and any trends that may be inferred from the data below are not necessarily indicative of the results of operations for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                          -----------------------------------------------------  --------------------
                                            1991       1992       1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING DATA:
Total revenue...........................  $  16,813  $  31,180  $  49,536  $  64,076  $  91,085  $  39,554  $  58,150
Cost of sales and service...............     12,692     25,371     42,289     55,541     79,700     34,431     50,797
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit........................      4,121      5,809      7,247      8,535     11,385      5,123      7,353
Selling, general and administrative
  expenses..............................      3,479      6,063      6,060      7,448      9,306      4,324      5,829
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income (loss).............        642       (254)     1,187      1,087      2,079        799      1,524
Interest expense........................        153        243        644        764      1,218        629        583
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before provision
      (benefit) for income taxes........        489       (497)       543        323        861        170        941
Provision (benefit) for income taxes....        177       (122)       229        140        342         67        334
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)...................  $     312  $    (375) $     314  $     183  $     519  $     103  $     607
                                          =========  =========  =========  =========  =========  =========  =========
Net income (loss) per share.............  $    0.15  $   (0.18) $    0.15  $    0.07  $    0.19  $    0.04  $    0.23
Weighted average shares outstanding.....  2,118,600  2,118,600  2,120,242  2,554,808  2,675,000  2,675,000  2,675,000

                                                           AS OF DECEMBER 31,
                                          -----------------------------------------------------         AS OF
                                            1991       1992       1993       1994       1995        JUNE 30, 1996
                                          ---------  ---------  ---------  ---------  ---------  --------------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................  $     297  $     269  $   1,307  $   1,363  $   1,732         $1,625
Total assets............................      5,823      8,796     17,431     19,077     24,266         24,436
Short-term borrowings(1)................      2,253      2,806      6,896      8,972      9,912         9,537
Long-term debt..........................     --             47         43     --         --               --
Stockholders' equity....................        582        208      2,022      2,205      2,724         3,331

- ------------
(1) See Notes 4 and 5 to the Company's Consolidated Financial Statements. Short-term borrowings does not include amounts recorded as floor plan financing which are considered to be accounts payable.

                                       15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company was formed in 1983 to engage in the business of reselling computer hardware and software products and, to date, most of its revenue has been derived from Computer Products sales. In addition, the Company derives revenue from providing IT Services to purchasers of Computer Products and other customers. The Company operated from a single office in Houston, Texas until 1992 when it opened a branch office in Dallas, Texas. In 1994, the Company began offering Telecom Systems in its Houston office. In the fourth quarter of 1995, the Company acquired and began marketing CTI Software.

     The Company's gross margin varies substantially between each of its businesses. The Company's Computer Products sales have produced a gross margin ranging from 9.7% to 12.2% over the three and a half year period ended June 30, 1996, due to the intense price competition characteristic of the Computer Products market. The gross margin for IT Services, which reflects direct labor costs, has ranged from 28.3% to 40.9% over the same periods. This variation is primarily attributable to the pricing and the mix of services provided, and to the level of direct labor as a component of cost during any given period. The gross margin for Telecom Systems, which includes both product sales and services, has varied between 33.1% and 48.6% since the Company entered the Telecom Systems market in 1994. This variation reflects the different mix of product sales and the amount of services-related revenue from period to period. The gross margin for CTI Software has been approximately 60%, primarily due to the intellectual property value of the Company's proprietary CTI Software. Revenue from CTI Software has accounted for less than 1% of the Company's total revenue since its introduction in 1995.

     For each year since 1993, the Company has lowered its selling, general and administrative expenses as a percentage of total revenue. Selling, general and administrative expenses consist primarily of personnel costs and facility costs. While personnel costs are predominantly variable in nature and facility costs are relatively fixed, both such costs as a percentage of total revenue have decreased during these periods. Also contributing to this decrease is the Company's initiative begun in 1995 to drop ship a higher percentage of orders directly from suppliers to customers. This initiative has resulted in the percentage of drop shipped orders (measured by the cost of goods drop shipped as a percentage of total cost of goods) growing from 5.1% in the first six months of 1995 to 18.4% in the first six months of 1996. While the Company does not believe that it is in its best interest to drop ship all orders, it does intend to continue to move more of its Computer Products distribution toward drop shipments.

     Manufacturers of many of the Computer Products resold by the Company have consistently reduced unit prices near the end of a product's life cycle, most frequently following the introduction of newer, more advanced models. While the major manufacturers of computer products have a policy of providing price protection to resellers when prices are reduced, on occasion, and particularly during 1994, manufacturers introduced new models of their products and then reduced the price of, or discontinued the older models without price protection. In these instances, the Company often sells the older models at reduced prices, which adversely affects gross margin.

     Inacom is the largest supplier of Computer Products sold by the Company. Purchases from Inacom accounted for approximately 55.6%, 46.4%, 36.6% and 54.6% of the Company's total product purchases in 1993, 1994, 1995 and the first six months of 1996, respectively. In July 1996, the Company renewed its long-term supply arrangement with Inacom and agreed to purchase at least 80% of its Computer Products from Inacom, but only to the extent that such products are made available within a reasonable period of time at reasonably competitive pricing. Inacom does not carry certain product lines sold by the Company and Inacom may be unable to offer reasonable product availability and reasonably competitive pricing from time to time on those product lines that it carries. The Company thus expects that less than 80% of its total Computer Products purchases will be made from Inacom, and that any increase over historical levels in the percentage of products it purchases from Inacom under the new Inacom agreement will not have any material impact on the Company's results of operations.

                                       16

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data derived from the Company's consolidated statements of operations and indicates percentage of total revenue for each item.

                                                                                                             SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                            JUNE 30,
                                          ---------------------------------------------------------------   -------------------
                                                 1993                  1994                  1995                  1995
                                          -------------------   -------------------   -------------------   -------------------
                                          AMOUNT        %       AMOUNT        %       AMOUNT        %       AMOUNT        %
                                          -------   ---------   -------   ---------   -------   ---------   -------   ---------
                                                                         (DOLLARS IN THOUSANDS)
OPERATING DATA(1):
Revenue:
  Computer Products.....................  $44,405        89.6   $57,792        90.2   $81,740        89.7   $35,343        89.4
  IT Services...........................    5,131        10.4     6,167         9.6     7,814         8.6     3,692         9.3
  Telecom Systems.......................    --            0.0       117         0.2     1,458         1.6       519         1.3
  CTI Software..........................    --            0.0     --            0.0        73         0.1     --            0.0
    Total revenue.......................   49,536       100.0    64,076       100.0    91,085       100.0    39,554       100.0
Gross profit(1):
  Computer Products.....................    5,429        12.2     5,962        10.3     8,491        10.4     3,899        11.0
  IT Services...........................    1,818        35.4     2,523        40.9     2,379        30.4     1,043        28.3
  Telecom Systems.......................    --         --            50        42.7       482        33.1       181        34.9
  CTI Software..........................    --         --         --         --            33        45.2     --         --
    Total gross profit..................    7,247        14.6     8,535        13.3    11,385        12.5     5,123        12.9
Selling, general and
  administrative
  expenses..............................    6,060        12.2     7,448        11.6     9,306        10.2     4,324        10.9
  Operating income......................    1,187         2.4     1,087         1.7     2,079         2.3       799         2.0
Interest expense........................      644         1.3       764         1.2     1,218         1.3       629         1.6
  Income before provision for income
    taxes...............................      543         1.1       323         0.5       861         1.0       170         0.4
Provision for income taxes..............      229         0.5       140         0.2       342         0.4        67         0.1
  Net income............................      314         0.6       183         0.3       519         0.6       103         0.3

PER OFFICE DATA(1):
  Houston Office:
    Revenue.............................   39,104        78.9    41,057        64.1    53,095        58.3    22,004        55.6
    Gross profit........................    5,811        14.9     5,946        14.5     6,968        13.1     3,028        13.8
  Dallas Office:
    Revenue.............................   10,432        21.1    23,019        35.9    37,990        41.7    17,550        44.4
    Gross profit........................    1,436        13.8     2,589        11.2     4,417        11.6     2,095        11.9

                                          SIX MONTHS ENDED
                                              JUNE 30,
                                         -------------------
                                                 1996
                                          -------------------
                                          AMOUNT        %
                                          -------   ---------
OPERATING DATA(1):
Revenue:
  Computer Products.....................  $52,525        90.3
  IT Services...........................    3,719         6.4
  Telecom Systems.......................    1,398         2.4
  CTI Software..........................      508         0.9
    Total revenue.......................   58,150       100.0
Gross profit(1):
  Computer Products.....................    5,082         9.7
  IT Services...........................    1,287        34.6
  Telecom Systems.......................      679        48.6
  CTI Software..........................      305        60.0
    Total gross profit..................    7,353        12.6
Selling, general and
  administrative
  expenses..............................    5,829        10.0
  Operating income......................    1,524         2.6
Interest expense........................      583         1.0
  Income before provision for income
    taxes...............................      941         1.6
Provision for income taxes..............      334         0.6
  Net income............................      607         1.0

PER OFFICE DATA(1):
  Houston Office:
    Revenue.............................   27,934        48.0
    Gross profit........................    4,247        15.2
  Dallas Office:
    Revenue.............................   30,216        52.0
    Gross profit........................    3,106        10.3

- ------------
(1) Percentages shown are percentages of total revenue, except gross profit percentages which represent gross profit by each business category as a percentage of revenue for each such category.

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     TOTAL REVENUE. Total revenue increased by $18.6 million (47.0%) from $39.6 million in the first six months of 1995 to $58.2 million in the first six months of 1996. Revenue from Computer Products, which comprised 90.3% of total revenue, increased by $17.2 million (48.6%). The increase in Computer Products revenue was generally attributable to increased sales to new and existing customers resulting from the hiring of additional sales personnel. Revenue from IT Services, which comprised 6.4% of total revenue, increased by less than one percent because the Company implemented a program to replace less profitable services with services that were expected to generate higher gross margins. This program resulted in the loss of several large customers due to price increases by the Company. The loss of revenue from those customers was more than offset, however, by sales to new IT Services customers and existing customers, generally at greater gross margins than those earned on sales to the former customers. Although revenue from IT Services has increased during each of the last three years and during the first six months of 1996 compared to the same period in 1995, IT Services revenue as a percentage of total revenue declined over the same periods. This percentage change is generally reflective of the fact that the combined growth rate of the Company's other three businesses over the same periods was greater than the growth rate of IT Services revenue. The Company presently expects that this trend will continue over the near term, though there can be no such assurance due to competitive factors influencing the revenue growth of each of the Company's four businesses. Revenue from Telecom Systems sales, which comprised 2.4% of total revenue, increased by $879,000 (169.4%). The increase in Telecom Systems revenue was primarily the result of adding new customers, of which one customer accounted for $460,000 (52.3%) of the increase, and expanding advertising and marketing efforts. Sales of CTI Software, which were commenced during the fourth quarter of 1995, contributed total revenue of $508,000 during the first six months of 1996.

                                       17


     GROSS PROFIT. Gross profit increased by $2.2 million (43.5%) from $5.1 million in the first half of 1995 to $7.4 million in the first half of 1996, while gross margin decreased from 12.9% in the first six months of 1995 to 12.6% in the first six months of 1996. The gross margin for Computer Products decreased from 11.0% in the 1995 period to 9.7% in the corresponding period in 1996. This decrease was largely the result of continued price competition and a large, drop shipped sale to a single customer which prepaid for the sale in exchange for a reduced price. Also contributing to the decrease in gross margin for Computer Products was the Company's continuing practice of offering its Computer Products in the Dallas-Fort Worth market at gross margins lower than it typically received in the Houston market in order to increase market penetration. The gross margin for IT Services increased from 28.3% in the first half of 1995 to 34.6% in the same period in 1996. As noted above, this increase was primarily attributable to the replacement of less profitable IT Services business lost due to price increases with more profitable business from new and existing IT Services customers. The gross margin for Telecom Systems sales increased from 34.9% in the first six months of 1995 to 48.6% in the corresponding period in 1996, primarily attributable to a large purchase of a complex system by a single customer at a higher than usual margin. CTI Software sales resulted in a gross margin of 60.0% for the first half of 1996, which was a start-up period for the Company's CTI Software business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.5 million (34.8%) from $4.3 million in the first six months of 1995 to $5.8 million in the corresponding period of 1996. As a percentage of total revenue, selling, general and administrative expenses decreased from 10.9% in the six months ended June 30, 1995 to 10.0% for the corresponding 1996 period. Of the dollar increase, $714,000 (47.4%) was attributable to increased compensation to sales personnel as a result of increased sales levels. The decrease as a percentage of total revenue resulted from increased sales without a proportionate increase in sales personnel and increased efficiencies in certain expense areas, particularly warehouse and distribution costs. Additionally, the Company contained the growth of administrative expenses to a rate substantially less than the growth of total revenue over the same period.

     OPERATING INCOME. Operating income increased by $725,000 (90.7%) from $799,000 in the first half of 1995 to $1.5 million in the same period in 1996. Operating income increased as a percentage of total revenue from 2.0% in the 1995 period to 2.6% in the 1996 period.

     INTEREST EXPENSE. Interest expense decreased by $46,000 (7.3%) from $629,000 in the first six months of 1995 to $583,000 in the first six months of 1996, due principally to advance payments for a large purchase by a single customer in 1996. The prepayments resulted in reduced accounts receivable and a related reduction in borrowing. Interest expense as a percentage of total revenue decreased from 1.6% in the first half of 1995 to 1.0% in the corresponding period of 1996.

     NET INCOME. Net income increased by $504,000 (489.3%) from $103,000 in the 1995 period to $607,000 in the 1996 period. Net income as a percentage of total revenue increased from 0.3% in the first six months of 1995 to 1.0% in the same period in 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     TOTAL REVENUE. Total revenue increased by $27.0 million (42.2%) from $64.1 million in 1994 to $91.1 million in 1995. Revenue from Computer Products, which comprised 89.7% of total revenue, increased by $23.9 million (41.4%). The increase in Computer Products revenue was generally attributable to increased sales to new and existing customers resulting from the hiring of additional sales personnel. Revenue from IT Services, which comprised 8.6% of total revenue, increased by $1.6 million (26.7%). The increase in revenue from IT Services was primarily attributable to the addition of support contracts with new customers and, to a lesser degree, additional non-contract business. Revenue from Telecom Systems, which comprised 1.6% of total revenue, increased by $1.3 million in the first full year of Telecom Systemsoperations. The revenue gains in Telecom Systems were largely the result of the addition of new customers during 1995.

     GROSS PROFIT. Gross profit increased by $2.9 million (33.4%) from $8.5 million in 1994 to $11.4 million in 1995; however, overall gross margin, expressed as a percentage of revenue, decreased from 13.3% in 1994 to 12.5% in 1995, due primarily to decreased gross margin for IT Services and to higher revenue growth in the Company's lower gross margin Computer Products business. The gross margin for Computer Products increased slightly from 10.3% in 1994 to 10.4% in 1995, despite the continuation of the

                                       18


Company's practice of offering its Computer Products in the Dallas-Fort Worth market at gross margins lower than it typically obtained in the Houston market in order to increase market penetration. The gross margin for IT Services decreased from 40.9% in 1994 to 30.4% in 1995 because the Company added certain large customers in 1995 at lower gross margins. The gross margin for Telecom Systems decreased from 42.7% in 1994 to 33.1% in 1995, which represented its first full year of operations. During 1995, the Company reduced gross margins on most Telecom Systems products in order to add business during this start-up period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.9 million (24.9%) from $7.4 million in 1994 to $9.3 million in 1995. As a percentage of total revenue, selling, general and administrative expenses decreased from 11.6% in 1994 to 10.2% in 1995. The dollar increase was primarily attributable to increased sales compensation as a result of increased sales levels. In 1995, however, overall sales compensation decreased as a percentage of total revenue because the Company completed implementation of a change in its sales compensation policy, which resulted in a reduction of overall sales commissions as a percentage of total revenue, and reclassified certain types of business on which lower commission rates were paid to sales personnel. Personnel costs, the largest component of general and administrative expenses, also increased at a substantially slower rate than total revenue. Certain general and administrative expenses are relatively fixed, and the Company was able to leverage these expenses as revenue increased during 1995. In addition, certain variable expenses, primarily warehouse personnel and distribution costs, were reduced as a percentage of total revenue. These improvements were offset somewhat by certain expenses associated with the start-up of the Company's Telecom Systems business in 1994.

     OPERATING INCOME. Operating income increased by $992,000 (91.3%) from $1.1 million in 1994 to $2.1 million in 1995. Operating income increased as a percentage of total revenue from 1.7% in 1994 to 2.3% in 1995.

     INTEREST EXPENSE. Interest expense increased by $454,000 (59.4%) from $764,000 in 1994 to $1.2 million in 1995. Interest expense increased as a percentage of total revenue from 1.2% in 1994 to 1.3% in 1995. The increase in interest expense was due principally to increased borrowing to finance accounts receivable and a nominal increase in the prime rate.

     NET INCOME. Net income increased by $336,000 (183.6%) from $183,000 in 1994 to $519,000 in 1995. Net income increased as a percentage of total revenue from 0.3% in 1994 to 0.6% in 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

     TOTAL REVENUE. Total revenue increased by $14.5 million (29.4%) from $49.5 million in 1993 to $64.1 million in 1994. Revenue from Computer Products, which comprised 90.2% of total revenue, increased by $13.4 million (30.1%). The increase in Computer Products revenue was generally attributable to increased sales to new and existing customers resulting from the hiring of additional sales personnel. Revenue from IT Services, which comprised 9.6% of total revenue, increased by $1.0 million (20.2%). The growth in revenue from IT Services was primarily attributable to the addition of new customers.

     GROSS PROFIT. Gross profit increased by $1.3 million (17.8%) from $7.2 million in 1993 to $8.5 million in 1994, while gross margin decreased from 14.6% in 1993 to 13.3% in 1994. The gross margin for Computer Products declined from 12.2% in 1993 to 10.3% in 1994. This decrease was largely due to entry into the Dallas-Fort Worth market where, in order to increase market penetration, the Company offered its products at a gross margin lower than typically received in the Houston market, and to the absence of price protection from certain Computer Products manufacturers that introduced new products during 1994. The gross margin for IT Services increased from 35.4% in 1993 to 40.9% in 1994 due to higher revenue from new and existing customers which enhanced the productivity of its technical personnel.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.4 million (22.9%) from $6.1 million in 1993 to $7.4 million in 1994. As a percentage of total revenue, selling, general and administrative expenses decreased from 12.2% in 1993 to 11.6% in 1994. Of the dollar increase, $769,000 (55.4%) was attributable to increased compensation to sales and sales support personnel resulting from increased sales in 1994, the hiring of additional sales and sales support personnel and a change in the Company's sales compensation policy which increased the total portion of sales compensation paid in the form of salary and decreased the portion paid as commissions.

                                       19

     OPERATING INCOME. Operating income decreased by $100,000 (8.4%) from $1.2 million in 1993 to $1.1 million in 1994. Operating income decreased as a percentage of total revenue from 2.4% in 1993 to 1.7% in 1994.

     INTEREST EXPENSE. Interest expense increased by $120,000 (18.6%) from $644,000 in 1993 to $764,000 in 1994, due principally to increased borrowing to finance accounts receivable. During the latter part of 1993, the Company changed its primary lender. As a result of a difference in the method by which the Company's new lender computed interest charges, the Company realized a lower effective rate of borrowing even though the nominal rate remained the same. The lower effective interest rate was offset by increases in the prime rate, which rose from a 6.0% rate throughout 1993 to an average rate of 7.25% during 1994. Interest expense as a percentage of total revenue decreased from 1.3% in 1993 to 1.2% in 1994.

     NET INCOME. Net income decreased by $131,000 (41.7%) from $314,000 in 1993 to $183,000 in 1994. Net income as a percentage of total revenue decreased from 0.6% in 1993 to 0.3% in 1994.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial information for the periods indicated and, in the opinion of management, includes all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the information set forth therein. The Company's quarterly results may vary significantly depending on factors such as the timing of large customer orders, timing of new product introductions, adequacy of product supply, variations in the Company's product costs, variations in the Company's product mix, promotions by the Company and competitive pricing pressures. The results of any particular quarter may not be indicative of results for the full year or any future period.

                                                                       THREE MONTHS ENDED
                                        ---------------------------------------------------------------------------------
                                        MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,     JUNE 30,
                                          1995         1995          1995             1995           1996         1996
                                        ---------    --------    -------------    ------------    ----------    ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Total revenue........................   $ 20,685     $ 18,869      $  23,726        $ 27,805       $ 25,948     $  32,202
Cost of sales and service............     18,208       16,223         20,665          24,604         22,662        28,135
                                        ---------    --------    -------------    ------------    ----------    ---------
    Gross profit.....................      2,477        2,646          3,061           3,201          3,286         4,067
Selling, general and administrative
  expenses...........................      2,148        2,176          2,512           2,470          2,738         3,091
                                        ---------    --------    -------------    ------------    ----------    ---------
    Operating income.................        329          470            549             731            548           976
Interest expense.....................        319          310            276             313            298           285
                                        ---------    --------    -------------    ------------    ----------    ---------
    Income before provision income
      taxes..........................         10          160            273             418            250           691
Provision for income taxes...........          4           63            108             167            111           223
                                        ---------    --------    -------------    ------------    ----------    ---------
    Net income.......................   $      6     $     97      $     165        $    251       $    139     $     468
                                        =========    ========    =============    ============    ==========    =========
Net income per share.................   $   0.00     $   0.04      $    0.06        $   0.09       $   0.05     $    0.18
Weighted average shares
  outstanding........................   2,675,000    2,675,000     2,675,000       2,675,000      2,675,000     2,675,000

                                                                AS A PERCENTAGE OF TOTAL REVENUE
                                        ---------------------------------------------------------------------------------
                                        MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,     JUNE 30,
                                          1995         1995          1995             1995           1996         1996
                                        ---------    --------    -------------    ------------    ----------    ---------
Total revenue........................     100.0%       100.0%        100.0%           100.0%         100.0%       100.0%
Cost of sales and service............      88.0         86.0          87.1             88.5           87.3         87.4
                                        ---------    --------    -------------    ------------    ----------    ---------
    Gross profit.....................      12.0         14.0          12.9             11.5           12.7         12.6
Selling, general and administrative
  expenses...........................      10.4         11.5          10.6              8.9           10.6          9.6
                                        ---------    --------    -------------    ------------    ----------    ---------
    Operating income.................       1.6          2.5           2.3              2.6            2.1          3.0
Interest expense.....................       1.5          1.7           1.2              1.1            1.1          0.9
                                        ---------    --------    -------------    ------------    ----------    ---------
    Income before provision for
      income taxes...................       0.1          0.8           1.1              1.5            1.0          2.1
Provision for income taxes...........       0.0          0.3           0.4              0.6            0.4          0.7
                                        ---------    --------    -------------    ------------    ----------    ---------
    Net income.......................       0.1%         0.5%          0.7%             0.9%           0.6%         1.4%
                                        =========    ========    =============    ============    ==========    =========

                                       20

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has satisfied its cash requirements principally through borrowings under its lines of credit and through operations. The Company maintains a cash position sufficient to pay only its immediately due obligations and expenses. When the amount of cash available falls below its immediate needs, the Company requests advances under the IBMCC credit facility. As the Company's total revenue has grown, the Company has obtained increases in its available lines of credit to enable it to finance its growth. The Company's working capital was $1.7 million and $1.6 million at December 31, 1995 and June 30, 1996, respectively. As of June 30, 1996, the Company had borrowing capacity under the IBMCC credit facility of $3.8 million.

  CASH FLOW

     Operating activities used net cash totaling $4.9 million, $3.2 million and $2.4 million during 1993, 1994 and 1995, respectively, and provided net cash flow of $1.4 million for the six months ended June 30, 1996. Net cash used in operating activities has been significant due to the working capital requirements resulting from the rapid growth of the Company and, more specifically, the financing of increased accounts receivable. Trade accounts receivable increased $4.9 million, $2.0 million and $4.4 million for 1993, 1994 and 1995, respectively, and decreased $768,000 for the six months ended June 30, 1996. Inventory also increased as a result of the growth in total revenue by $912,000, $1.7 million, $60,000 and $1.4 million for the same periods.

     Net cash flow used in operating activities during 1995 of $2.4 million was net of an accrual of $1.4 million for a delinquent Texas sales tax liability for the period June 1995 to November 1995. Interest was accrued on the liability; however, all penalties were waived by the state. The delinquency resulted from a programming error in the Company's accounting system that has since been corrected. In August 1996, the Company entered into an agreement with the state to pay the agreed upon amounts. Had the sales taxes been timely paid, net cash used in operations during 1995 would have been approximately $3.8 million.

     Investing activities used cash totaling $51,000, $447,000, $419,000 and $303,000, respectively, during 1993, 1994, 1995 and the six months ended June 30, 1996. The Company's investing activities that used cash during these periods were primarily related to capital expenditures. The Company anticipates making capital expenditures within the next year in connection with the consolidation of its warehouse facilities into a single facility located in Dallas-Fort Worth, the relocation of its Dallas-Fort Worth branch office and the opening of two new branch offices in Austin and San Antonio.

     Financing activities provided cash totaling $6.1 million, $2.8 million and $3.1 million during 1993, 1994 and 1995. In March 1994, the Company received $1.5 million cash proceeds from the sale of Common Stock to the Selling Stockholder. For the first six months of 1996, financing activities used net cash of $1.6 million as a result of the reduction of short-term debt under the Company's credit facilities. The primary source of cash from financing activities each period has been borrowings on the Company's lines of credit. The lines of credit have been used principally to finance accounts receivable balances and inventory purchases.

     During the next twelve months, the Company expects to incur an estimated $1.0 million for capital expenditures, a majority of which is expected to be incurred for leasehold improvements and other capital expenditures in connection with the planned consolidation of its warehouse facilities into a single facility in the Dallas-Fort Worth area, the relocation of its Dallas branch office and the opening of two branch offices in Austin and San Antonio, Texas. All or a portion of the $1.0 million in capital expenditures currently budgeted by the Company for such purposes may be paid from the net proceeds of this Offering, depending on the availability of remaining net offering proceeds at the time of such expenditures and other sources of funds. Any such capital expenditures not paid from the net proceeds of this Offering are presently expected to be financed from net cash flow from operations or borrowings under the Company's line of credit with IBMCC. The actual amount and timing of such capital expenditures may vary substantially depending upon, among other things, the actual facilities selected, the level of expenditures required to render the facilities suitable for the Company's purposes and the terms of lease arrangements pertaining to the facilities.

                                       21

  ASSET MANAGEMENT

     The Company's cash flow from operations has been affected primarily by the timing of its collection of trade accounts receivable. The Company typically sells its products and services on short-term credit terms and seeks to minimize its credit risk by performing credit checks and conducting its own collection efforts. The Company had trade accounts receivable of $11.4 million and $15.8 million at December 31, 1994 and 1995, respectively, and $15.1 million at June 30, 1996. The number of days' sales outstanding in trade accounts receivable was 45 days, 45 days and 49 days for the same periods. Bad debt expense as a percentage of total revenue for the same periods was 0.1%, 0.1% and 0.3%. The Company's allowance for doubtful accounts, as a percentage of trade accounts receivable, was 1.6%, 2.9% and 4.6% at December 31, 1994 and 1995 and June 30, 1996, respectively.

     With respect to accounts receivable due from Mintech, Inc. ("Mintech"), a minority-owned business which is wholly-owned by the wife of Anthony Adame, an executive officer of the Company, the Company typically carries such accounts until such time as Mintech's customers pay Mintech or until the Company collects amounts due as the assignee of accounts receivable due from Mintech's customers. Since the inception of Mintech in 1995, Mintech has purchased an aggregate of approximately $1.8 million of Computer Products from the Company. No accounts receivable from Mintech or Mintech's customers have been written off as uncollectible and payments of such accounts receivable are typically received within time periods generally consistent with average collection times for the Company's other customers. See "Certain Relationships and Related
Transactions -- Certain Related Business Transactions."

     The Company manages its inventory in order to minimize the amount of inventory held for resale and the risk of inventory obsolescence and decreases in market value. The Company attempts to maintain a level of inventory required to reach only its near term delivery requirements by relying on the ready availability of products from its principal suppliers. Manufacturers of the Company's major products generally provide price protection, which reduces the Company's exposure to decreases in prices. In addition, its suppliers generally allow for returns of excess inventory, which, on a limited basis, are made without material restocking fees. Inventory turnover for 1994, 1995 and the first six months of 1996 was 11.8 times, 14.4 times and 15.5 times on an annualized basis.

  CURRENT DEBT OBLIGATIONS

     The principal source of liquidity for the Company, in addition to its cash from operations, is its revolving line of credit with IBMCC (the "IBMCC Facility"). The total credit available under the IBMCC Facility is currently $30.0 million, subject to borrowing base limitations which are generally computed as a percentage of various classes of eligible accounts receivable and qualifying inventory. Borrowings are available under the IBMCC Facility for floor plan financing of inventory from approved manufacturers (the "Inventory Line"). Available credit under the IBMCC Facility, net of Inventory Line advances, is used by the Company primarily to carry accounts receivable and for other working capital and general corporate purposes (the "Accounts Line"). Borrowings under the Accounts Line bear interest at the fluctuating prime rate plus 2.0% per annum. Under the Inventory Line, IBMCC pays the Company's inventory vendors directly, generally in exchange for negotiated financial incentives. Typically, the financial incentives received are such that IBMCC does not charge interest to the Company until approximately 30 days after the transaction is financed, at which time the Company is required to either pay the full invoice amount of the inventory purchased from corporate funds or to borrow under the Accounts Line for the amount due to IBMCC. Inventory Line advances not paid within 30 days after the financing date bear interest at the fluctuating prime rate plus 6.0%. IBMCC is permitted to fix a minimum prime rate for the IBMCC Facility of not less than the average prime rate in effect at the time the minimum prime rate is set but has not done so. IBMCC is authorized to change, on 30 days notice, the computation of the borrowing base and to disqualify accounts receivable upon which advances have been made and require repayment of such advances to the extent such disqualifications cause the Company's borrowings to exceed the reduced borrowing base. The IBMCC Facility renews for successive periods of 13 months unless either party chooses to terminate the arrangement on 60 days notice.

                                       22

     The IBMCC Facility is collateralized by a security interest in substantially all of the Company's assets, including its accounts receivable, inventory, equipment and bank accounts. The Company's Chief Executive Officer and principal shareholder has personally guaranteed the Company's indebtedness to IBMCC. Collections of the Company's accounts receivable are required to be applied through a lockbox arrangement to repay indebtedness to IBMCC; however, IBMCC customarily releases a portion of the Company's daily collections to the extent that they exceed the daily estimated borrowing base. IBMCC is not obligated to continue this accommodation. If in the future IBMCC insists that all lockbox payments be applied to reduce the Company's indebtedness, the Company would be required to seek funding from IBMCC or other sources to meet substantially all of its cash needs.

     Through most of 1995, the Company's credit limit under the IBMCC Facility was $15.0 million. From October 1995 through February 1996, IBMCC extended a temporary increase in the credit limit to $22.5 million and in April 1996 permanently increased the credit limit to $20.0 million. Effective September 1996, the Company was notified by IBMCC that it had received further temporary credit limit adjustments consisting of increases to $30.0 million from September 1996 through February 1997, $28.0 million in March 1997, $25.0 million in April 1997, and returning to the permanent limit of $20.0 million thereafter. At June 30, 1996, the total indebtedness of the Company under the IBMCC Facility was $15.6 million of which $9.6 million was outstanding under the Accounts Line and $6.0 million was outstanding under the Inventory Line. The Company's remaining available credit at June 30, 1996, based on its borrowing base was $3.8 million. The Company intends to apply approximately $12.0 million of the net proceeds of this Offering to repay substantially all indebtedness anticipated to be outstanding under the Accounts Line on the closing date of this Offering.

     The Company has a $3.0 million credit facility with Deutsche Financial Services (the "DFS Facility") for the purchase of inventory from certain suppliers. From October 1995 through May 1996, the Company received a temporary increase in the available credit line to $6.0 million. As in the case of the IBMCC Inventory Line, advances under the DFS Facility are typically interest free for 30 days after the financing date for transactions in which adequate financial incentives are received by DFS from the vendor. Within 30 days after the financing date, the full invoice amount for inventory financed through DFS is required to be paid by the Company. Amounts remaining outstanding thereafter bear interest at the fluctuating prime rate (but not less than 6.5%) plus 6.0%. DFS retains a security interest in the inventory financed. The DFS Facility is immediately terminable by either party by written notice to the other. At June 30, 1996, the amount outstanding under the DFS Facility was $1.2 million.

     The Company is required to comply with certain key financial and other covenants under the IBMCC Facility and DFS Facility. During each of the periods ended December 31, 1993, 1994, 1995 and the first six months of 1996, the Company was in default of certain financial covenants and certain other covenants under the IBMCC Facility and DFS Facility. For example, the Company was required under the IBMCC Facility to maintain during 1995 the following financial ratios: net profits after taxes to revenue of at least 0.5%; annualized revenues to working capital of more than zero but no greater than
35.0 to 1; and total liabilities to tangible net worth of more than zero but no more than 12.0 to 1. The ratios actually attained by the Company for the year ended December 31, 1995, were approximately 0.57%, 43.9 to 1 and 12.7 to 1, respectively. The DFS Facility, for instance, requires that at all times the Company's indebtedness for borrowed money and capital lease obligations divided by its tangible net worth plus subordinated debt not exceed 8.0 to 1, but at June 30, 1996, the actual ratio attained by the Company was approximately 9.18 to 1. In addition to financial ratio covenants, the Company has violated other covenants under both credit facilities, including timely filing of periodic financial reports and covenants prohibiting certain transactions with subsidiaries and other affiliates. IBMCC and DFS have, however, waived defaults when requested by the Company from time to time. Most recently, IBMCC and DFS waived certain defaults in August 1996, through the earlier of November 15, 1996 or the day after the closing date of this Offering in the case of IBMCC or the day of the closing of this Offering in the case of DFS. Additionally, both lenders liberalized certain financial covenants in connection with their waivers. DFS increased the maximum permitted ratio for indebtedness for borrowed money plus capital lease obligations to tangible net worth plus subordinated debt to 9.5 to 1 through the first to occur of the closing of this Offering or November 15, 1996, reverting to

                                       23


8.0 to 1 thereafter. IBMCC increased the maximum permissible ratio of annualized revenue to working capital to 56.0 to 1 through 1996 and to 52.0 to 1 thereafter, reserving the right to further change the ratio upon notice to the Company. The repayment of all or substantially all indebtedness to IBMCC under the Accounts Line upon closing of this Offering was not a condition to obtaining default waivers from IBMCC and DFS. Rather, the termination of such waivers in connection with the closing of the Offering reflects the Company's expectation that it will be in compliance with the then applicable financial ratios under both the IBMCC Facility and DFS facility as of the date it repays substantially all of the IBMCC Accounts Line. The Company has requested waivers of IBMCC and DFS under their respective credit agreements from time to time in the past and may be required to do so in the future. Although the Company has previously received waivers when requested, there can be no assurance that such defaults will be waived as in the past. See Notes 4, 5 and 11 of the Company's Consolidated Financial Statements.

     Both the IBMCC Facility and the DFS Facility prohibit the payment of dividends unless consented to by the lender.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The accounting or disclosure requirements are effective for the Company's fiscal year 1996. The Company has not yet determined whether it will adopt the accounting requirements of this standard or whether it will elect only the disclosure requirements and continue to measure compensation costs using Accounting Principles Board Opinion No. 25.

                                       24

                                    BUSINESS
GENERAL

     The Company is a growing regional provider of computer and telecommunications hardware and software products and related services. The Company primarily markets its products and services in Texas from two locations in the Houston and Dallas-Fort Worth metropolitan areas. The Company's customer base of over 3,800 accounts is comprised primarily of mid-sized customers and regional offices of larger customers in commercial, educational and governmental sectors. The Company positions itself to provide its customers with single-source solutions for both their computer and telecommunications needs by offering a broad range of products and services and by providing the expertise to support integrated computer and telecommunications applications.

     The Company's revenue is derived from sales of Computer Products, IT Services, Telecom Systems and CTI Software. The Company is an authorized reseller of computer products from Compaq, Hewlett-Packard, IBM, Microsoft, Novell and other leading manufacturers. The Company has long-standing relationships with leading aggregators and wholesale distributors of computer hardware and software products which enable the Company to provide its customers with competitive product pricing and ready product availability. IT Services include system design, installation, integration and support services. With respect to Telecom Systems, the Company markets, installs and services telecommunications equipment, including large PBX telephone systems from NEC and Mitel. In 1995, the Company introduced its proprietary CTI Software products which facilitate computer and telephone integration, primarily for telemarketing, call center and other high volume calling applications.

INDUSTRY OVERVIEW

     The market for computer products and services has experienced significant growth in recent years and the use of such products and services within organizations has been impacted by several concurrent trends. The introduction of LANs and WANs has allowed organizations to supplement or replace expensive, centralized mainframe computer systems with more flexible and affordable PC-based client/server platforms. The emergence of widely accepted industry standards for hardware and software has increased the acceptance of open architecture LANs and WANs which can and frequently do contain products from numerous manufacturers and suppliers. Rapid technological improvements in computer hardware and the introduction of new software operating systems have also created the need to expand or upgrade existing networks and systems. At the same time price decreases have made such networks and systems affordable to a larger number of organizations. The Company believes that these trends have increased the general demand for computer products and related information technology services.

     Distribution channels for computer products changed significantly beginning in the early 1990s. During that period, many manufacturers of computers began to scale back their sales forces and, in order to ensure the continued wide distribution of their products, started to offer their products to wholesale computer distributors which previously had sold only software and peripheral equipment. In addition, manufacturers also began allowing resellers to purchase products from more than one aggregator or distributor, a practice known as "open sourcing." Expanding computer sales to distributors and allowing open sourcing intensified price competition among suppliers. The Company believes that, in general, the manufacturers of its primary product lines are continuing to rely to a large degree on resellers of computer products to distribute a significant portion of their products to end-users. Distribution patterns may continue to evolve, however, and any future changes may significantly affect the Company's business.

     The advent of open architecture networks has also impacted the market for information technology services. Wider use of complex networks involving a variety of manufacturer's equipment, operating systems and applications software has made it increasingly difficult to diagnose problems and maintain the technical knowledge and repair parts necessary to provide support services. The Company believes that increased outsourcing of more sophisticated support services by business and institutional customers has resulted from the technical complexities created by multi-manufacturer and supplier network systems and rapid technological change. Increasingly, organizations seeking computer products often require prospective

                                       25

vendors not only to offer products from many manufacturers and suppliers, but to have available and proficient service expertise to assist them in product selection, system design, installation and post-installation assistance and service. The Company believes that the ability to offer customers a comprehensive solution to their information technology needs, including the ability to work within its customers' corporate environments as integral members of their management information system staff, are increasingly important in the marketplace.

     Telecommunications systems have evolved in recent years from simple analog telephone systems to sophisticated digital systems, with modern digital systems featuring voice processing, automated attendant, voice and fax mail, automatic call distribution and call accounting. The ability to interface these new digital phone systems to the user's PC-based computer systems now allows these telephone systems to interact with the user's computerized data to create powerful business solutions. New features, such as "caller ID" that is coupled with a digital telephone system and integrated with a computer system, can provide automatic look-up and display of account information while the user is receiving a new call, thereby increasing productivity and the level of customer service. Computerized "call accounting" allows an organization with integrated telephone and computer systems to track telephone usage and long distance toll billing and easily interface that data with computerized accounting and billing systems. Integrated voice and facsimile handling allows a user to retrieve, send and manage voice and facsimile messages on his computer screen. Computerized telephone number listings allow the user to look up telephone numbers on the computer and then have the computer dial the number automatically. For more complex call center applications, computer systems can manage out-bound calling campaigns while automatically blending in-bound calls to available agents in order to enhance agent productivity.

     The Company believes that the evolution of the digital telephone system to a more open architecture, aided by standards established by Microsoft and Novell for the interface of telephone and computer technologies, is causing rapid industry change. This change is creating demand for digital telephone systems which adhere to these new industry standards. These digital telephone systems, along with the many software products which are rapidly becoming available for use in CTI, require sophisticated installation and integration service capability. The Company believes that the trend toward CTI is likely to continue and that integrated voice, data and video communication will become more affordable. As the technology and management of telecommunications and computer systems converge over the next decade, the Company expects that growth opportunities will be presented for companies able to provide and service the latest integrated telecommunications and computer technologies.

BUSINESS STRATEGY

     The Company's goals include continuing the growth of its regionally-based business while preparing the Company to become a national provider of computer and telephone hardware and software products and related services. To achieve its objectives, the Company intends to pursue several key strategies:

     EXPAND GEOGRAPHICALLY. The Company intends to open additional offices within Texas and in new regions to service existing customers and attract new customers. The Company plans to open two new offices within the next year, the first in Austin, Texas and the second in San Antonio, Texas. Upon opening an office in San Antonio, the Company will have branch offices in three of the ten largest metropolitan areas in the United States.

     INCREASE TELECOM SYSTEMS AND CTI SOFTWARE BUSINESSES. The Company began offering Telecom Systems in 1994 and CTI Software in 1995 to capitalize on the growing trend in CTI. The Company intends to (i) expand Telecom Systems operations to the Dallas-Fort Worth market in the second half of 1996, (ii) pursue acquisitions of regional telephone system resellers with established customer bases in targeted markets, and (iii) increase the variety and capabilities of its CTI Software products through internal development and acquisitions of complementary software products.

     IMPLEMENT INTERNET-BASED NATIONAL MARKETING PROGRAM. The Company intends to implement a new method of marketing its Computer Products on a nationwide basis under the trade name "800 PC Deals." By accessing an Internet home page currently under development, the Company's sales representatives and

                                       26

customers will be able to obtain product pricing and availability data, enter or change orders and access customer account status information. The Company plans to employ experienced sales representatives in selected metropolitan markets who will be supported by the new Internet-based system and by a national sales support call center performing order entry and customer service functions. After establishing customer relationships in new markets with 800 PC Deals, the Company intends to establish branch offices in certain of these markets. 800 PC Deals is anticipated to begin operation in the first half of 1997.

PRODUCTS AND SERVICES

     The Company markets computer and telecommunications hardware and software products and provides related computer and telecommunications services. The Company's largest source of revenue is derived from the sale of Computer Products, which during each of the three years ended December 31, 1995 and the six months ended June 30, 1996, accounted for approximately 90% of the Company's total revenue. During 1993, 1994, 1995 and the first six months of 1996, IT Services comprised approximately 10.4%, 9.6%, 8.6% and 6.4%, respectively, of the Company's total revenue. The Company began selling Telecom Systems in 1994 and CTI Software in 1995.

  COMPUTER PRODUCTS

     The Company offers its customers a wide variety of computer hardware and software products available from over 600 manufacturers and suppliers. The Company's products include desktop and laptop computers, monitors, printers and other peripheral devices, operating system and application software, network products and mid-range host and server systems including the IBM RS6000, Hewlett-Packard HP9000 and DEC Alpha systems. The Company is an authorized reseller of products from a number of leading manufacturers of computer hardware, software and networking equipment, including Compaq, Hewlett-Packard, IBM, Microsoft and Novell. Products manufactured by Compaq, Hewlett-Packard and IBM in the aggregate accounted for approximately 57.1%, 47.5%, 53.7% and 58.1%, for 1993, 1994, 1995 and the first six months of 1996, respectively, of the Company's total inventory purchases. There can be no assurance that the Company will continue to resell such manufacturers' products in the future; however, the Company believes that its relations with all of its major product manufacturers and distributors are satisfactory.

  IT SERVICES

     IT Services are provided by the Company both in conjunction with and separately from its Computer Products sales. The Company typically prices its IT Services on a time and materials basis or under fixed fee service contracts, depending on customer preference and the level of service commitment required. In markets where the Company does not maintain branch offices, it often subcontracts for necessary technical personnel, particularly where required for larger scope or prolonged duration contracts. The Company's IT Services include the following:

      o INFORMATION SYSTEMS SUPPORT. The Company is an authorized warranty service provider for many popular computer and computer peripheral products and provides hardware repair and maintenance services, complex network diagnostic services, end user support services and software diagnostic services. The Company also offers complete outsourcing of a customer's computer and network management and technical support needs on a contract basis. The Company provides on-site service parts stocking, help desk assistance and fixed asset management and tracking.

      o CONTRACT SYSTEMS ENGINEER, TECHNICIAN AND PROGRAMMER STAFFING. The Company provides short-term supplemental technical staffing, including hardware and software technicians, help desk personnel, systems and network engineers and programming staff.

      o SYSTEMS ENGINEERING. The Company provides systems engineering services including information technology consulting, LAN/WAN design, on-site and remote network administration, new technology feasibility and impact analyses and disaster recovery plan analyses.

      o INFORMATION TECHNOLOGY PROJECT MANAGEMENT. The Company provides project management services for major hardware and software upgrades and conversions, roll-outs of major new hardware.

                                       27

          and software installations and large network installations, including multiple city WAN implementations.

      o TELECOMMUNICATIONS AND DATA SYSTEMS CABLING. The Company provides networking and telecommunications cabling services required for all major networking topologies, including fiber optic cabling. The Company also offers cabling services for adding to, moving or changing existing network systems.

      o CONTRACT PROGRAMMING SERVICES. Recently, the Company has begun to offer contract programming services, primarily related to SQL database design and implementation, client server applications and Internet site development.

     To support and maintain the quality of these services and to maintain vendor accreditation necessary to resell and service its significant product lines, the Company's technical staff participate in various certification and authorization programs sponsored by hardware manufacturers and software suppliers. The Company currently has attained several certifications and authorizations, most notably as a Microsoft Solution Provider and a Novell Platinum Reseller. The Company's ability to attract and retain qualified professional and technical personnel is critical to the success of its IT Services business.

  TELECOM SYSTEMS

     The Company began its Telecom Systems business in 1994 to capitalize on the trend toward CTI. The Company currently markets, installs and services business telephone systems, including large PBX systems and small key systems, along with a variety of related products including hardware and software products for data and voice integration, wide area connectivity and telephone system networking and wireless communications. The Company resells PBX systems manufactured by NEC and Mitel and smaller "key systems," including products from Macrotel, NEC and Winn Communications. Wireless products include products from Uniden and Spectralink. Software products include voice mail products from Active Voice and AVT, interactive voice response applications from AVT and call center activity reporting products from Taske.

     The Company currently markets Telecom Systems only from its Houston office. During the second half of 1996, the Company plans to expand Telecom Systems sales to its Dallas office. The Company also intends to expand its Telecom Systems products, particularly in the area of CTI products, as suitable new products become available for resale.

  CTI SOFTWARE

     The Company develops and markets proprietary CTI Software, which integrates business telephone systems and networked computer systems, under the trade name "Stratasoft." CTI Software is designed to improve the efficiency of telemarketing operations, inbound and outbound call centers and other high volume calling applications. Basic products offered by the Company are typically customized to suit a customer's particular needs and are often bundled with computer hardware supplied by the Company at the customer's request. The Company entered the CTI Software business in late 1995 by acquiring two CTI products, currently sold under the names StrataDial and StrataVoice, from a corporation owned by the individual who presently manages the Company's CTI Software operations. See "Certain Relationships and Related Transactions -- Acquisition of Stratasoft Products." A new product, Strata-Interactive, has also been developed by the Company. The Company now markets these three CTI Software products, which are described below:

      o STRATADIAL. StrataDial is a predictive dialer software product for outbound call center applications such as telemarketing, collections, surveys, lead generation and announcements that require personal contact. A predictive dialer is a product which is used in call center applications to dial telephone numbers from lists of computerized data and pass completed calls to waiting call center employees along with computerized data used during the call. The call data displayed for the employee might include, for example, the pertinent account balance and payment history in the case of calling overdue credit card accounts or a telemarketing script in the case of a telemarketing

                                       28


          campaign. The use of a predictive dialer product in telemarketing substantially increases worker productivity due to increased call volume. StrataDial features inbound/outbound call blending without requiring an automated call distribution feature ("ACD") of the PBX telephone system. Call blending allows call center employees to work on out-bound calling campaigns when there are no in-bound calls waiting to be serviced. Upon receipt of an in-bound call to the call center, the employee automatically receives the next sequential in-bound call rather than another out-bound campaign call generated by the predictive dialer. This allows call center employees to be more productive by allowing them to make out-bound calls during periods in which there are no in-bound calls to be serviced. StrataDial collects campaign specific data during the telephone call and provides comprehensive on line reporting and statistical analysis of the campaign data. StrataDial also features open architecture which allows easy interaction with the customer's other database applications. Dialing parameters and campaign characteristics can be changed without shutting down the dialer, as is required with many competing products. Through June 30, 1996, the Company had licensed and installed 11 StrataDial systems.

      o STRATAVOICE. StrataVoice is an outbound dialing product designed for high volume applications that do not require human interaction. StrataVoice applications include appointment confirmation and setting, court appearance notification, surveys, community notification such as school closings and emergency evacuation, employee updates, absenteeism notification, telemarketing and market research. A telephone system utilizing StrataVoice dials a computerized list of numbers and can ask the contacted person a number of questions, including branching to other questions and statements based on responses. StrataVoice also allows the contacted person to leave messages. Scripting tools are included that allow the user to develop campaigns. The system builds a database of respondent data and has comprehensive response reporting capabilities. Through June 30, 1996, the Company had licensed and installed 20 StrataVoice systems.

      o STRATA-INTERACTIVE. Strata-Interactive is an interactive voice response ("IVR") software product which allows telephone calls to access computer information at any time using a simple touch-tone telephone. Applications for IVR technology vary and include insurance coverage verification and claims reporting, utility company account information and outage reporting, bank account information and on-line transactions, and shipment verification and tracking information. Strata-Interactive is based upon open architecture and is designed to work with networked computers. The first beta version of the product was delivered to a customer in June 1996.

     The Company provides CTI Software to its customers pursuant to a written license agreement with the customer. The Company also intends to pursue arrangements under which it will seek to license its CTI Software to manufacturers and other distributors of CTI hardware and software for inclusion in the CTI products sold by them, although there can be no assurance that it will be successful in such efforts.

SALES AND MARKETING

  DIRECT SALES

     The Company markets its products and services primarily through direct sales representatives. Direct sales representatives are teamed with in-house customer service representatives and are assigned to specific customer accounts. The Company believes that direct sales lead to better account penetration and management, better communications and long-term relationships with its customers. The Company's sales personnel, including account managers and customer service representatives, are partially compensated, and in some cases fully compensated, on the profitability of accounts which they participate in developing. The Company believes that its past and future growth will depend in large measure on its ability to attract and retain qualified sales representatives and sales management personnel. The Company promotes its products and services through general and trade advertising, participation in trade shows and telemarketing campaigns. The Company believes that a significant portion of new customers of its Computer Products and IT Services businesses originates through word-of-mouth referrals from existing customers and industry members, such as manufacturer's representatives. Additionally, Telecom Systems sales personnel seek to capitalize on the many customer relationships developed by the Company's Computer Products and IT Services personnel. By virtue of their computer business contacts, Computer Products and IT Services

                                       29

personnel often learn at a relatively early stage that their customers may soon be in the market for telecommunications equipment and services. Sales leads developed by this synergy are then jointly pursued. CTI Software is marketed by direct sales representatives to organizations using telemarketing, call centers or other high volume telecommunications functions. In addition, StrataVoice is marketed through resale arrangements between the Company and a VAR.

  INTERNET-BASED SALES SUPPORT SYSTEM

     The Company is in the process of developing an Internet-based sales support system that will be used by its entire sales force. The system will allow sales representatives to access information on product pricing and availability, enter and track specific orders and monitor customer account information. Sales representatives will be able to access the system from their desktop computers at the Company's offices or on the Internet. The system will also allow selected customers to enter and manage their own orders on-line. The Company believes that when implemented this sales support system will enhance the productivity and flexibility of its sales force and improve its customer service.

  800 PC DEALS

     The Company intends to use its proposed Internet-based sales support system to cost-effectively expand its marketing efforts for Computer Products on a national level under the trade name 800 PC Deals. Specifically, the Company intends to employ sales representatives with local experience in targeted metropolitan markets to establish customer relationships utilizing the new system. The Company also plans to operate a national sales support call center to serve sales representatives and customers. Initially, the Company intends to fulfill a large portion of orders in these new markets by drop shipping product directly from suppliers to customers. Once sufficient customer relationships are established and market knowledge is developed, the Company may seek to establish a branch office in a market. 800 PC Deals is expected to begin operation in the first half of 1997.

     There can be no assurance that the new system will function as expected or, if so, that its implementation will enable the marketing approach of 800 PC Deals to be successful. Many factors could influence the performance of 800 PC Deals, including competition by others using similar systems, technical difficulties in the implementation of the new Internet-based system, lack of customer or supplier acceptance and the inability of local, direct sales representatives to successfully market Computer Products through 800 PC Deals.

CUSTOMERS

     The Company focuses its marketing efforts on mid-sized customers and regional offices of larger customers located in or near the metropolitan areas in Texas in which the Company maintains offices. The Company occasionally provides Computer Products and IT Services in markets where the Company does not have an office, typically to branch operations of customers with which the Company has an established relationship. The Company's customer base is not concentrated in any industry group. Over 3,800 customers purchased products or services from the Company during the 12-month period ended June 30, 1996. During 1993, 1994, 1995 and the first six months of 1996, the Company's top ten customers (which varied from period to period) in the aggregate accounted for approximately 37.2%, 31.4%, 27.9% and 35.5%, respectively, of the Company's total revenue. In each of the same periods, the largest single customer (which varied from period to period) accounted for approximately 6.4%, 3.6%, 5.8% and 12.0%. The customers shown below, each of which purchased products or services in excess of $100,000 during the 18-month period ending June 30, 1996, illustrate the diversity of the Company's customers:

Amoco Corporation           GTE VISNET
Baker Oil Tools, Inc.       H&R Block of South Texas
Bank America Corporation    Houston Lighting & Power Co.
Blockbuster Entertainment   Lucent Technologies
Chevron Chemical Company    MCI Telecommunications Corp.
Coopers & Lybrand L.L.P.    Motorola, Inc.
Exxon Corp.                 Rockwell International
General Instrument Corp.    Southwestern Bell Telephone Co.

Tandy Corp.
Texas Commerce Bank
Toshiba International Corp.
Transamerica Finance Services
Turner Construction Company
Western Atlas International, Inc.

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     The Company has no long-term written commitments by customers to purchase products from the Company. In addition, although the Company has service contracts with many of its large customers, such service contracts are project-based and terminable upon relatively short notice. A significant reduction in orders from any of the Company's largest customers could have a material adverse effect on the Company's financial condition and results of operations.

SUPPLY AND DISTRIBUTION

     The Company relies on aggregators and distributors of computer hardware, software and peripherals to supply a majority of its Computer Products. Although the Company uses many industry suppliers, the Company purchases its Computer Products chiefly from two suppliers, Inacom and Ingram, to obtain competitive pricing, better product availability and improved quality control. The Company attempts to develop strategic arrangements with its principal suppliers, including the coordination of drop shipment orders, the outsourcing of certain computer configuration services, national roll-out and installation projects and the sharing of product information. Telecommunications hardware and software products are generally purchased by the Company on an as-needed basis directly from the original equipment manufacturer. Suppliers providing trade to the Company typically maintain a vendor's lien in the goods sold by them to the Company.

     The Company's largest supplier of Computer Products is Inacom, a leading computer products aggregator. Inacom markets and distributes computer products and provides various services on a wholesale basis through a network of franchisees and resellers and also markets its products directly to end-users. During 1993, 1994, 1995 and the first six months of 1996, the Company purchased from Inacom approximately 55.6%, 46.4%, 36.6% and 54.8%, respectively, of its total inventory purchases. The Company purchases Computer Products and obtains drop shipping and other services from Inacom pursuant to an agreement entered into in August 1996 (the "Inacom Agreement"). Under the Inacom Agreement, the Company is required to purchase at least 80% of its Computer Products from Inacom, but only to the extent that such products are made available within a reasonable period of time at reasonably competitive pricing. Pricing from Inacom is generally based on Inacom's cost plus a negotiated markup. With certain exceptions, the Company is entitled to volume discounts at agreed upon levels. The term of the Inacom agreement expires on December 31, 2001, and automatically renews for successive one year periods unless notice of non-renewal is given 60 days prior to the end of the renewal period. A cancellation fee of $570,500 will be payable by the Company in the event of non-renewal or early termination of the Inacom Agreement by either party.

     The Company's second largest supplier of computer products is Ingram. The Company also purchases its Computer Products from Ingram on a cost-plus basis. During 1993, 1994, 1995 and the first six months of 1996, the Company purchased from Ingram approximately 8.3%, 14.1%, 20.6% and 14.3% respectively, of its total inventory purchases. The Company's agreement with Ingram provides for volume discounts at agreed upon levels. The agreement with Ingram may be terminated by either party upon 30 days prior written notice.

     Due to intense price competition among computer products resellers, the price and shipping terms received by the Company from its suppliers, especially Inacom and Ingram, are critical to the Company's ability to compete in Computer Products. From time to time the availability of certain products has been limited. Although the Company has not experienced unusual product availability problems and has been generally satisfied with the product pricing and terms available from its principal suppliers, there can be no assurance that such relationships will continue or that, in the event of a termination of its relationship with either Inacom or Ingram, or both, it would be able to obtain an alternative supplier or suppliers without a material disruption in the Company's ability to provide competitively priced products to its customers.

     The Company maintains standard authorized dealership agreements from many leading manufacturers of computer and telecommunications hardware and software. Under the terms of these authorized dealership agreements, the Company is entitled to resell associated products to end-users and to provide warranty service. The Company's status as an authorized reseller of key product lines is essential to the operation of

                                       31

the Company's business. In general, the authorized dealer agreements do not require minimum purchases and include termination provisions ranging from immediate termination to termination upon 90 days prior written notice. Some of such agreements are conditioned upon the continuation of the Company's supply arrangement with Inacom or another major wholesaler acceptable to the manufacturer.

     The Company operates a warehouse at each of its two current offices for the purpose of receiving, warehousing, configuration and shipping products. The Company plans to consolidate its two warehouses into one central regional warehouse located in the Dallas-Fort Worth metropolitan area in order to achieve further productivity and efficiency enhancements.

     During 1995, the Company began an initiative to drop ship a higher percentage of its orders directly from the supplier to customer in order to lower its distribution costs and freight costs. This initiative has resulted in the percentage of drop shipped orders (measured by the cost of goods drop shipped as a percentage of total cost of goods) growing from 5.1% during the six months ended June 30, 1995 to 18.4% during the six months ended June 30, 1996. While the Company does not believe that it is in its best interest to drop ship all orders, it does intend to continue to move more of its Computer Products distribution toward drop shipments.

MANAGEMENT INFORMATION SYSTEMS

     The Company depends on its customized MIS to manage most aspects of its business. The Company's MIS provides its sales staff, customer service representatives and certain customers with product price, information and availability from its principal suppliers' warehouses throughout the United States. The Company utilizes its MIS to rapidly source product from a wide range of suppliers. Purchase order expediting features including overdue shipment and partial shipment reporting which enable the Company to identify and resolve supplier and or freight carrier problems quickly. The purchasing systems are real time, allowing buyers to act within minutes on a newly received and credit-approved sales order. The Company's MIS contain productivity tools for sales lead generation, including integration between telemarketing and prospect database management. Sales management features include a variety of reports available for any combination of customer, salesperson, sales team and office criteria. The Company uses its MIS to manage service contracts, service calls and work orders, engineer and technician scheduling and time tracking, service parts acquisition and manufacturer warranties. Reporting can also be generated for project profitability, contract and customer analysis, parts tracking and employee time tracking.

EMPLOYEES

     As of June 30, 1996, the company employed approximately 279 individuals. Of these, approximately 105 were employed in sales, marketing and customer service, 105 were employed in engineering and technical positions and 69 were employed in administration, finance and MIS. The Company believes that its ability to recruit and retain highly skilled and experienced technical, sales and management personnel has been, and will continue to be, critical to its ability to execute its business plans. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

COMPETITION

     The markets in which the Company competes are all intensely competitive and changing rapidly. The Company believes that the principal competitive factors in the business activities in which it operates include relative price and performance, product availability, technical expertise, adherence to industry standards, financial stability, service, support and reputation. The Company believes that it has many direct and indirect competitors in each of its businesses, none of which is dominant in the Company's geographic markets. The Company's competitors include major computer products and telephone equipment manufacturers, aggregators and distributors, including certain manufacturers, aggregators and distributors which supply products to the Company. Other competitors include established national, regional and local resellers, systems integrators, telephone systems dealers, computer-telephony VARs and other CTI software suppliers. Some of the Company's current and potential competitors have longer operating histories and

                                       32

financial, sales, marketing, technical and other competitive resources which are substantially greater than those of the Company. As the markets in which the Company competes have matured, product price competition has intensified and is likely to continue to intensify. Such price competition could adversely affect the Company's financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors.

STATE SALES TAX COLLECTION

     The Company presently collects sales tax only on shipments of Computer Products to destinations in Texas. Various states have attempted to impose on direct marketers the burden of collecting sales or use taxes on the sales of products shipped to those state's residents. The United States Supreme Court in 1992 affirmed its position that it is unconstitutional for a state to impose sales or use tax collection obligations on an out-of-state mail order company whose only "nexus" with the state is the distribution of catalogs and other advertising materials through the mail and whose subsequent delivery of purchased goods is by United States mail or by interstate common carrier. Legislation has been introduced in the United States Congress that if enacted would supersede the Supreme Court's ruling and allow states to impose a tax collection obligation on out of state sellers of goods destined for delivery with the state. If legislation of this type is enacted, the imposition of a tax collection obligation on the Company in states to which it ships products may result in reduced demand for the Company's products and additional administrative expense.

     Certain states into which the Company delivers products through drop shipping arrangements with its principal suppliers have imposed a sales tax collection obligation on such sales based on the suppliers' (rather than the Company's) contact with the state. Inacom has advised the Company that, due to the existence of a nexus between Inacom and these states, Inacom must charge and collect sales tax on any shipment it delivers into these states, including drop shipments to the Company's customers in these states. The imposition of sales taxes on the Company's drop shipments from Inacom will have the effect of increasing the Company's costs on those shipments. The cost increase will either be in the form of sales taxes on the products purchased from Inacom for drop shipment to the taxing states or the higher costs of handling to bring the product into the Company's Texas facilities and then ship the product to the end-user's location. While the level of drop shipments to these states is at present relatively low, an increase in the number of states imposing sales taxes on these drop shipments could substantially reduce or eliminate any cost savings to the Company from its plan to reduce shipping and distribution costs by increasing the percentage of sales to be delivered by drop shipments.

     The Company intends in the near term to hire sales representatives for 800 PC Deals to market Computer Products in states other than Texas. The presence of its sales representatives in these states will impose a state tax collection obligation in those states, thus reducing the number of markets into which the Company may ship its Computer Products without collecting sales tax from its customers. In some cases, the inapplicability of a state sales tax collection obligation on the Company provides it with a pricing advantage when competing against companies obligated to collect state taxes from the potential customer. The Company believes, however, that the purchasing decisions of most of its customers (who are primarily business organizations) is only slightly influenced by whether state sales taxes will be collected on their purchase.

FACILITIES

     The Company does not own any real property and currently leases all of its existing facilities. The Company subleases its headquarters and Houston office which are housed in a free standing building of approximately 49,000 square feet. See "Certain Relationships and Related Transactions -- Houston Office Lease." The Houston office sublease expires on December 31, 1998. The Company's Dallas office is housed in a free-standing building of approximately 20,000 square feet. The Dallas facility lease expires on September 30, 1997. The Company also leases a storage facility of approximately 7,000 square feet in Houston. The lease on the storage facility expires on March 9, 1998. The Company intends to lease other facilities as its business expands. The Company believes that suitable facilities will be available as needed.

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INTELLECTUAL PROPERTY

     The Company's success depends in part upon its proprietary technology, including its Stratasoft software. The Company relies primarily on trade secrecy and confidentiality agreements to establish and protect its rights in its proprietary technology. Additionally, the Company intends to file for copyright protection for StrataDial and StrataVoice. The Company also has applied for registration of Stratasoft, StrataDial, StrataVoice and 800 PC Deals as trademarks. There can be no assurance that the Company's present protective measures will be adequate to prevent unauthorized use or disclosure of its technology or independent third party development of the same or similar technology. While the Company's competitive position could be affected by its ability to protect its proprietary and trade secret information, the Company believes other factors, such as the technical expertise and knowledge of the Company's management and technical personnel and the timeliness and quality of support services provided by the Company, to be more significant in maintaining the Company's competitive position.

     The Company's various authorization agreements with manufacturers generally permit the Company to refer to itself as an authorized dealer of the respective manufacturer's products and to use their trademarks and trade names for marketing purposes, but prohibit other uses. The Company considers the use of these trademarks and trade names in its marketing efforts to be important to its business.

LEGAL PROCEEDINGS

     On August 29, 1995, a former employee of the Company brought suit in the 125th Judicial District Court of Harris County, Texas against the Company and James H. Long and Anthony Adame, individually. The plaintiff has alleged that he was wrongfully terminated from the Company and is suing for wrongful termination, intentional infliction of emotional distress and breach of contract. The plaintiff is seeking unspecified actual and punitive monetary damages. The Company intends to vigorously defend such action.

     On July 13, 1996, a former customer brought suit against the Company in the 152nd Judicial District Court of Harris County, Texas. The plaintiff alleges that the Company failed to provide and complete promised installation and configuration of certain computer equipment within the time promised by the Company. Based on these allegations, the plaintiff is suing for breach of contract and violations of the Texas Deceptive Trade Practices Act and is seeking unspecified actual and punitive monetary damages, including treble damages under the Texas Deceptive Trade Practices Act. The Company intends to vigorously defend such action.

     The Company is from time to time involved in routine litigation incidental to its business. The Company believes that none of such proceedings, including current proceedings, individually or in the aggregate will have a materially adverse effect on the Company.

HISTORY AND REINCORPORATION

     The Company was incorporated under Texas law in 1983 under the name Technicomp Corp. On June 30, 1993, the Company changed its name to Allstar-Valcom, Inc. and then again, on December 28, 1993, the Company changed its name to Allstar Systems, Inc. On December 27, 1993, the Company engaged in a merger in which it was the surviving corporation. In the merger, Allstar Services, Inc. and R. Cano, Inc., both of which were affiliated with the Company, were merged with and into Allstar Systems, Inc. in order to streamline the business. In 1995, Company formed a wholly owned subsidiary, Stratasoft, Inc., to purchase and develop its CTI Software. See "Certain Relationships and Related Transactions -- Acquisition of Stratasoft Products." Prior to the effective date of the Registration Statement, the Company plans to effect a reincorporation and merger in the state of Delaware through which the 328,125 shares of the Company's predecessor, Allstar Systems, Inc., a Texas corporation, which were outstanding prior to the merger, will be converted into approximately 2,675,000 shares of the newly incorporated Delaware corporation (the "Reincorporation"). The effect of the Reincorporation on the number of shares outstanding prior to the Reincorporation will be similar in effect to an approximately 8.15-for-1 stock split.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


                  NAME                     AGE                                POSITION
- ----------------------------------------   ---   ------------------------------------------------------------------
James H. Long...........................   38    Chairman of the Board, President and Chief Executive Officer
Donald R. Chadwick......................   52    Director, Chief Financial Officer, Treasurer and Secretary
Frank Cano..............................   32    Senior Vice President, Branch Office Operations
Thomas N. McCulley......................   50    Vice President, Information Systems
Paulette R. Blount......................   41    Vice President, Purchasing and Distribution
Anthony Adame...........................   40    President, Computer Products Division
Shabbir K. Ali..........................   33    President, IT Services Division
Michael A. Torigian.....................   37    President, Telecom Systems Division
William R. Hennessy.....................   38    President, Stratasoft, Inc.


     JAMES H. LONG is the founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since the Company's inception in 1983. Prior to founding the Company, Mr. Long served with the United States Navy in a technical position and was then employed by IBM in a technical position.

     DONALD R. CHADWICK has been the Chief Financial Officer of the Company since February 1992. As Chief Financial Officer, his duties include supervision of finance, accounting and controller functions within the Company. During 1990 and 1991 Mr. Chadwick served as the President of Regis, William Capital Corp., a privately owned investment banking firm. Between 1988 and 1989 he served as a Senior Vice President in investment banking with Underwood, Neuhaus & Co., Incorporated. From 1974 to 1988 he was a Senior Vice President of Prescott, Ball and Turben, Inc., a Cleveland, Ohio-based investment banking firm.

     FRANK CANO became the Senior Vice President, Branch Office Operations for the Company in July 1996, and is responsible for the general management of the Company's branch office. From June 1992 to June 1996, Mr. Cano was the Branch Manager of the Company's Dallas-Fort Worth office. From June 1986 to May 1992, Mr. Cano was employed by the Company as a sales representative. Prior to that, Mr. Cano served at the Company in a variety of administrative and technical positions, including Service Account Manager, Sales Account Manager, Purchasing Agent and Computer Technician.

     THOMAS N. MCCULLEY has been the Vice President, Information Systems for the Company since July 1996. From January 1992 to June 1996, Mr. McCulley served as the Information Services Director for the Company. He has responsibility for management and supervision of the Company's MIS. Prior to joining the Company, Mr. McCulley was employed with Mediacomp, Inc., a subsidiary of S.L. Brown & Associates, for seven years, where his duties included development and supervision of the conversion of MIS from mainframe applications to PC-based applications.

     PAULETTE R. BLOUNT joined the Company as Director of Product Purchasing and Distribution in September 1994 and became Vice President, Purchasing and Distribution in July 1996. Her responsibilities include overall management of purchasing, warehousing, inventory control and shipping and receiving of inventory products. Prior to joining the Company, Ms. Blount was the Director of Service Operations in the Houston office of The Future Now, Inc., a computer sales and service company, since May 1993. Prior to that time, Ms. Blount was employed as the Director of Service for Techron Corp., a ComputerLand franchise in Houston, Texas.

     ANTHONY ADAME has been President of the Computer Products Division since July 1996. From January 1996 to June 1996, Mr. Adame served as Vice President, Computer Products, and from January 1991 to December 1995 as Vice President of Sales. His current responsibilities include management of the Computer Products Division. From 1986 until joining the Company, Mr. Adame was employed by Techron

                                       35

Corp., where he was Vice President of Sales. Prior to that he was the Sales Manager at Computer Galleries, a Houston retail computer store, for two years.

     SHABBIR K. ALI has been the President of the IT Services Division since July 1996. From January 1996 to June 1996, Mr. Ali served as Vice President, IT Services Division and between August 1993 and December 1995 as Vice President of Service Operations. Between July 1990 and July 1993 Mr. Ali served as the Company's Operations Manager. Mr. Ali's present responsibilities include the overall management of the Company's IT Services Division. Prior to joining the Company, Mr. Ali was the Director of Operations for United Business Machines, Inc. in Houston between 1987 and 1990.

     MICHAEL A. TORIGIAN has been the President of the Telecom Systems Division since July 1996. Between July 1994 and June 1996 Mr. Torigian served as Vice President, Telecom Systems Division. His current responsibilities include the overall management of the Company's Telecom Systems Division. From July 1992 to May 1994, Mr. Torigian served as Director of Sales for CTWP, Inc., an Austin-based computer, copier and office equipment dealer. From March 1990 through April 1992, he was the President of Communications Solutions, Inc., a telephone and computer solutions provider in Houston. From March 1988 to February 1990, Mr. Torigian was a Senior Dealer Sales Representative for Zenith Data Systems. Prior to that, Mr. Torigian was Director of Sales at CTWP, Inc.

     WILLIAM R. HENNESSY has served as the President of Stratasoft, Inc., the Company's wholly owned subsidiary that was formed in 1995 to develop and market CTI Software, since joining the Company in January 1996. Mr. Hennessy's responsibilities include the general management of Stratasoft, Inc. From July 1991 to January 1996, Mr. Hennessy was employed by Inter-Tel, Incorporated, a telephone systems manufacturer and sales and service company, where he served as the Director of MIS and the Director of Voice and Data Integration for the central region. From October 1984 to July 1991, Mr. Hennessy served as the MIS Director of TSI/Bell Atlantic, a Houston-based subsidiary of a regional Bell telephone company that sold and serviced business telephone systems and which was acquired by Inter-Tel, Incorporated in 1991.

     James H. Long and Frank Cano are brothers-in-law. There are no other family relationships among any of the directors or executive officers of the Company.

     All executive officers of the Company are elected by the board of directors of the Company (the "Board") and hold office until the earlier of their resignation, removal or other termination. All of the executive officers listed above have entered into employment agreements with the Company effective upon the closing of this Offering pursuant to which they hold their current positions. See "-- Employment Agreements."

     The Company's Board is currently composed of two directors. Within 90 days following this Offering, the Company intends to expand the Board to five positions by adding three directors who are not employees of or otherwise affiliated with the Company ("independent directors"). Directors of the Company hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     Following this Offering and the election of independent directors, the Board will have an Audit Committee and a Compensation Committee, each of which will initially be comprised of independent directors. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee will determine salaries, incentive compensation and other benefits payable to the Company's executive officers following this Offering, and will administer the Company's 1996 Incentive Stock Plan and 1996 Non-Employee Director Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995 and prior years, compensation levels were determined by the Company's Board, each of the members of which were executive officers of the Company. Following this Offering, the Company intends to create a Compensation Committee, which will initially be composed of independent directors.

                                       36

DIRECTORS' COMPENSATION

     Employee directors of the Company do not receive any additional compensation for their services as a director of the Company. The Company intends to pay each independent director $1,000 for each Board meeting attended and $500 for each committee meeting attended. The Company will also pay reasonable out-of-pocket expenses incurred by independent directors to attend Board and committee meetings. Independent directors also will be entitled to receive options pursuant to the 1996 Non-Employee Director Stock Option Plan. See "-- Incentive and Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to, the Company's Chief Executive Officer and the most highly compensated executive officer of the Company whose aggregate cash compensation exceeded $100,000 (the "Named Executive Officers") during the years ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                           ----------------------
                                                       ANNUAL COMPENSATION                 RESTRICTED     STOCK
           NAME AND PRINCIPAL              --------------------------------------------      STOCK       OPTIONS      ALL OTHER
                POSITION                   YEAR      SALARY      BONUS      OTHER(1)(2)      AWARDS      (SHARES)    COMPENSATION
- ----------------------------------------   -----    --------    --------    -----------    ----------    --------    ------------
James H. Long
  Chairman of the Board,
  President and Chief
  Executive Officer.....................    1995    $ 40,800    $100,000        --            --            --           --
                                            1994    $ 43,500       --           --            --            --           --
                                            1993    $ 40,800       --           --            --            --           --
Anthony Adame
  President, Computer Products
  Division..............................    1995    $112,190       --           --            --            --           --
                                            1994    $ 83,717       --           --            --            --           --
                                            1993    $ 80,521       --           --            --            --           --

- ------------

(1) The Company has made personal loans to Mr. Long from time to time. See "Certain Relationships and Related Transactions -- Loans to Chairman and Affiliates."

(2) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.

     The Company believes that its success is attributed in part to its ability to attract and keep quality management personnel. The Company intends to pursue growth using an entrepreneurial management style, giving responsible management broad latitude to manage the office's or division's business, including profit and loss responsibility. Commencing January 1996, executive managers began to be compensated in part, on the profitability of their respective operations.

EMPLOYMENT AGREEMENTS

     Each of the executive officers of the Company has entered into an employment agreement (collectively, the "Executive Employment Agreements") with the Company, which are effective upon the closing of this Offering. Under the terms of their respective agreements, Messrs. Long and Adame are entitled to an annual base salary of $150,000 and $96,000, respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. The Executive Employment Agreements may be terminated by the Company or by the executive officer's resignation at any time by giving proper notice. The Agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such

                                       37

executive officer's employment with the Company, compete with the Company, disclose any confidential information of the Company, solicit any of the Company's employees or customers or otherwise interfere with the relations of the Company.

INCENTIVE AND STOCK OPTION PLANS

     INCENTIVE PLAN. In September 1996, the Company's Board adopted and the stockholders approved the Company's 1996 Incentive Stock Plan (the "Incentive Plan"). Under the Incentive Plan, the Compensation Committee may grant incentive awards to key employees of the Company and its subsidiaries with respect to up to 417,500 shares of Common Stock, subject to certain antidilution adjustments. The incentive awards available for grant under the Incentive Plan include (i) incentive stock options (as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and non-qualified stock options, (ii) shares of restricted stock, (iii) shares of phantom stock, (iv) stock bonuses and (v) cash bonuses (collectively, the "Incentive Awards"). The maximum number of shares of Common Stock subject to Incentive Awards which can be granted to any one individual during any calendar year is 100,000 shares. No Incentive Awards may be granted after the tenth anniversary of the adoption of the Incentive Plan. Incentive Awards generally vest or otherwise become payable on the occurrence of a change in control. Incentive Awards are reduced or subject to early termination on the occurrence of certain events, including termination of employment. No Incentive Awards have been granted under the Incentive Plan. Upon closing of this Offering, however, the Company anticipates granting to certain of its key executives non-qualified options to purchase up to an aggregate of 80,000 shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock at the date of grant and which will vest over five years, and restricted stock awards for 10,000 shares of Common Stock which will vest over two years.

     DIRECTOR PLAN. In September 1996, the Company's Board adopted and the stockholders approved the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the grant of non-qualified options to purchase up to 100,000 shares of Common Stock, subject to certain antidilution adjustments. To the extent shares remain available under the Director Plan, the Director Plan entitles each newly elected non-employee director, other than certain directors elected as part of financing or acquisition transactions, to receive a one-time option to purchase 5,000 shares of Common Stock as of the date of his first election to the Company's Board. Furthermore, to the extent shares remain available under the Director Plan, each incumbent director is entitled to receive an option to purchase 2,000 shares on each date he is reelected to serve as a member of the Company's Board (commencing with those directors reelected at the Company's 1997 annual meeting of stockholders). All options granted under the Director Plan will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and will expire ten years after the date of grant (subject to earlier termination under the Director Plan). Options granted under the Director Plan are subject to early termination on the occurrence of certain events, including ceasing to be a member of the Company's Board (other than by death).

     ADMINISTRATION. The Incentive Plan and the Director Plan will be administered by the Compensation Committee of the Board, which initially will be composed of independent directors appointed by the Company's Board. Under the Incentive Plan, the Compensation Committee determines which employees receive grants of Incentive Awards, the type of Incentive Award granted and the number of shares subject to each Incentive Award, and it also determines, subject to the terms of the Incentive Plan, the prices, expiration dates, vesting schedules and other material features of the Incentive Awards granted under the Incentive Plan. The Compensation Committee has no discretion under the Director Plan as to the selection of the non-employee directors to whom options are to be granted, the number of shares subject to any option granted, the exercise price of any option granted or the ten-year maximum term of any option granted thereunder. The Compensation Committee has the authority to interpret and construe any provision of the Incentive Plan and the Director Plan and to adopt such rules and regulations for administering the Incentive Plan and the Director Plan as it deems necessary.

                                       38

401(K) PLAN

     In 1992, the Company adopted a Section 401(k) Profit Sharing Plan and Trust (the "Plan"). The Plan is intended to qualify for tax exemption under Section 401(k) of the Code and is subject to the Employee Retirement Income Security Act of 1974. The Plan covers substantially all of the Company's employees who, as of the enrollment eligibility dates under the Plan, have completed at least one year of service with the Company and have elected to participate in the Plan. Employees may contribute up to 15% of their annual compensation, which is matched by the Company under a defined formula. In addition, the Company may make discretionary contributions to the Plan, for the benefit of all participants, at the election of the Board. All employee contributions are fully vested at all times and contributions by the Company vest over a six-year period based upon an employee's years of service. Benefits will normally be distributed to an employee upon (i) the employee reaching age 59 1/2, (ii) the employee's retirement with the Company, (iii) the employee's death or disability, (iv) the termination of the employee's employment with the Company or (v) the termination of the Plan.

     As a result of operational defects in the administration of the Plan since 1992, the Company is currently in the process of filing under the Internal Revenue Service Walk-In Closing Agreement Program to negotiate a settlement regarding the qualified status of the Plan in order to meet the requirements of
Section 401(a) of the Code. During the six months ended June 30, 1996, the Company has accrued $50,000 for estimated settlement costs.

KEY MAN INSURANCE

     James H. Long is a key employee of the Company and the loss of Mr. Long could adversely affect the Company's business. The Company maintains, and is the beneficiary of, a life insurance policy on the life of Mr. Long. The face amount of such policy is $7,000,000. The continuance of such policy is at the discretion of the Board and may or may not continue in the future.

                                       39

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of the Company has adopted a policy requiring that any future transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board.

HOUSTON OFFICE LEASE

     Since 1991, the Company has subleased its Houston, Texas headquarters facility from Allstar Equities, Inc. ("Allstar Equities"), a Texas corporation wholly-owned by James H. Long. Mr. Long is the Chief Executive Officer of the Company and its largest stockholder.

     Allstar Equities initially leased the Company's headquarters building in 1991 pursuant to a lease purchase agreement from Jakascki Corporation ("Jakascki"), a Texas corporation wholly-owned by the Selling Stockholder. The initial lease purchase agreement between Allstar Equities and Jakascki expired on December 31, 1993, and was continued on a day-to-day basis from that date until August 1996, when a new lease purchase agreement was entered into (the "New Lease"). During 1993, 1994, 1995 and the first six months of 1996, payments by Allstar Equities to Jakascki under the lease arrangement amounted to $85,000, $150,000, $150,000 and $159,000, respectively. The monthly rental of the building is $17,500 through December of 1996, $18,000 during 1997 and $18,500 during 1998 under the New Lease. Additionally, Allstar Equities is required to pay certain operating costs, including insurance, real property taxes and utilities. Under the New Lease, Allstar Equities has an option to purchase the building for $1.55 million in 1996, $1.6 million in 1997 and $1.7 million in 1998. In each case, the purchase price is to be reduced by the unpaid principal and interest outstanding on a promissory note dated as of January 1, 1995, payable by Jakascki to Allstar Equities in the original principal amount of $150,000 and bearing interest at 8.0% per annum. The Company and James H. Long each guaranteed the obligations of Allstar Equities under the expired lease purchase agreement and have also guaranteed the obligations of Allstar Equities under the New Lease. The New Lease expires on December 31, 1998.

     The initial sublease expired on December 31, 1993, and was continued on a day-to-day tenancy basis from that time until August 1996, at which time a new sublease was executed (the "New Sublease"). During 1993, 1994, 1995 and the first six months of 1996, rentals under the sublease arrangement amounted to $290,000, $312,000, $372,000 and $186,000, respectively. In August 1996, the New
Sublease was executed in connection with the execution of the New Lease under which Allstar Equities leases the facility. Under the New Sublease, the Company will pay a monthly rental of $31,000 in 1996, $31,500 per month in 1997 and $32,000 per month in 1998, and will also pay certain operating costs including insurance and utilities, but not real property taxes. The New Sublease expires on December 31, 1998.

     In August 1996, the Company retained an independent real estate consulting firm to conduct a survey of rental rates for facilities in Houston, Texas that are in the vicinity of, and comparable to, its Houston headquarters facility. Based upon this survey, and additional consultations with representatives of the real estate consulting firm, the Company believes that the rental rate and other terms of the Company's sublease from Allstar Equities are at least as favorable as those that could be obtained in an arms-length transaction with an unaffiliated third party.

CERTAIN SELLING STOCKHOLDER AGREEMENTS

     In March 1994, Jack B. Corey, the Selling Stockholder, purchased a number of shares of the Company's Common Stock equal to 20.0% of the then outstanding shares of Common Stock for cash consideration of $1.5 million. After giving effect to the Reincorporation, the number of shares held by Mr. Corey is 535,000. Contemporaneously with the share purchase, Mr. Corey entered into a Stock Purchase Agreement with the Company under which Mr. Corey is entitled to:
(i) 90 days written notice of the Company's decision to make a public offering of its Common Stock; (ii) require the Company to include all shares owned by Mr. Corey in any offering, provided that the sale of such shares does not exceed a number that would result in net proceeds to him of more than $1.5 million; (iii) have all costs associated with the

                                       40


preparation and filing of the registration statement pursuant to the Act paid by Company; and (iv) share pro rata any underwriting commissions and costs associated with a proposed public offering. Also executed in connection with the share purchase was an Agreement Among Shareholders between Mr. Corey and James
H. Long containing certain buy-sell provisions and other shareholder matters which was superceded by a Shareholders' Agreement executed in August 1996 containing similar provisions. In connection with the execution of the current Shareholders Agreement, the Company and Mr. Corey entered into an Insurance Agreement pursuant to which the Company agreed to repurchase Mr. Corey's Common Stock in the event of Mr. Long's death, and to maintain life insurance on Mr. Long sufficient for that purpose. The repurchase price under the Insurance Agreement escalates monthly at prices during 1996, ranging from approximately $1,904,800 to $2,130,200, for all 535,000 shares of Common Stock owned by Mr. Corey. The Stock Purchase Agreement, the current Shareholders' Agreement and the Insurance Agreement will be terminated upon the closing of this Offering.

COREY CONSULTING ARRANGEMENT

     The Company entered into a consulting arrangement in March 1994, pursuant to which the Selling Shareholder, Jack B. Corey, consults with the Company's Chief Executive Officer on an as-needed basis concerning the Company's business and affairs. The consulting arrangement was insisted upon by Mr. Corey as a condition to his investment in the Company described under "-- Certain Selling Stockholder Agreements." Consulting fees of $75,000 per year were payable under the arrangement. Through June 30, 1996, the Company had paid aggregate consulting fees of $139,000 to Mr. Corey. In August 1996, the consulting arrangement was modified and commemorated in a written Consulting Agreement between the Company and Mr. Corey. Consulting fees of $25,000 were paid in connection with the execution of the Consulting Agreement, with an additional payment of $25,000 (or a pro rata portion) being due on the first to occur of November 15, 1996 or the closing of this Offering. Only minimal services have been rendered by Mr. Corey under his consulting arrangements with the Company. The Consulting Agreement will be terminated upon the closing of this Offering.

LOANS TO CHAIRMAN AND AFFILIATES

     The Company has paid for the costs of substantially all leasehold repairs and improvements to its Houston office since the inception of its sublease with Allstar Equities, which is wholly owned by James H. Long. See "-- Houston Office Lease." The Company has also loaned funds to Allstar Equities for the payment of federal income tax liability associated with Mr. Long's ownership of Allstar Equities, an S corporation for federal income tax purposes. These costs have been treated by the Company and Allstar Equities as interest free, demand loans by the Company to Allstar Equities. During the three year period ended December 31, 1995 and the six months ended June 30, 1996, the maximum aggregate amount outstanding under such loans was $435,179. On July 1, 1996, the amounts remaining due from Allstar Equities were consolidated into a promissory note payable to the Company in the original principal amount of approximately $386,600, and bearing interest at 9.0% per annum. Under the note, Allstar Equities must make equal monthly payments of principal and interest until the full amount owed has been paid. On December 1, 1998, all unpaid principal and interest become due.

     The Company has, from time to time, made personal loans and advances for a variety of purposes to its Chief Executive Officer and principal stockholder, Mr. Long. The maximum aggregate amount owed by Mr. Long during the three year period ended December 31, 1995 and the six months ended June 30, 1996 was $194,500. Effective June 30, 1996, Mr. Long executed a promissory note payable to the Company in the amount of $173,300, which represents all amounts outstanding as of that date, bearing interest at 9.0% per annum. Under the terms of the note, Mr. Long has agreed to pay the Company in five equal installments, each due on the first day of July of the next five years, beginning July 1, 1997, with a maturity date of July 1, 2001.

                                       41

CERTAIN RELATED BUSINESS TRANSACTIONS

     The Company supplies Computer Products to and provides marketing support for Mintech, Inc. ("Mintech"), a minority-owned business engaged in reselling computer products to third parties. Mintech is wholly owned by Consuelo Adame, wife of Anthony Adame, who is also an officer of Mintech. James H. Long currently is a director of Mintech and Donald R. Chadwick currently is both an officer and director of Mintech. Messrs. Long, Chadwick and Adame will resign from their positions at Mintech prior to the closing of this Offering.

     The Company believes its commercial relationship with Mintech is beneficial in obtaining Computer Products sales that would otherwise be lost to competitors but for its relationship with Mintech. From time to time potential customers advise the Company that they would prefer to procure Computer Products from a minority-owned business. Most frequently, the Company believes, the customer's preference is the result of provisions of contracts between the customer and governmental entities or related governmental regulations mandating that a certain portion of the customer's purchases be directed to minority-owned business. In such instances, the Company has referred customers to Mintech. Mintech fills the orders of customers referred to it by the Company by purchase from the Company at a slight discount which represents Mintech's gross margin on the sale. Since the inception of Mintech in 1995, the Company has sold an aggregate of approximately $1.8 million of Computer Products to Mintech, which represented an aggregate discount of approximately $9,800 below the aggregate sale price which the Company would have charged had the sales been made directly by the Company to Mintech's customers.

     Mintech has limited financial capacity, and the Company provides financial support in the form of carrying accounts payable until Mintech's customers pay for products it has sold. In addition, the Company collects on Mintech's accounts receivable as an assignee of those receivables. Collections on the accounts receivable are applied to amounts owed to the Company and the difference is remitted to Mintech. No cash payments had been made to Mintech through June 30, 1996; however, the Company was indebted to Mintech for the cumulative difference between amounts collected from Mintech's customers and the amount of Mintech's purchases from the Company. The amount due to Mintech at June 30, 1996 was approximately $8,100. No accounts receivable from Mintech have been written off as uncollectible and payments of accounts receivable due from Mintech and Mintech's customers are typically received within time periods generally consistent with average collection times for other customers.

     The Company expects that it will continue to refer potential customers wishing to do business with a minority-owned business to Mintech, and that the Company will continue to act as Mintech's supplier with respect to such referrals. The Company intends to establish written contractual arrangements with Mintech under which Mintech will sell Computer Products to its customers at the same price the Company sells those products to Mintech, with Mintech receiving a rebate of approximately 0.5% of the Company's gross profit on the transaction when collected. A lock box collection system is also intended to be established as part of an accounts receivable financing arrangement with Mintech to ensure the collection by the Company of amounts due it from Mintech upon receipt of payments from Mintech's end-user customers.

ACQUISITION OF STRATASOFT PRODUCTS

     In late 1995, the Company entered the business of creating, manufacturing and marketing the Company's customized CTI software by forming a new wholly owned subsidiary, Stratasoft, Inc., and acquiring the rights to two software products from William R. Hennessy and ILC and Aspen, companies of which Mr. Hennessy is a director and officer and officer, respectively. Mr. Hennessy is presently an executive officer of Stratasoft but was not employed by the Company in any capacity at the time of such acquisition.

     Stratasoft entered into an employment agreement with Mr. Hennessy as consideration for the purchase of the software pursuant to which Mr. Hennessy receives a monthly salary of aproximately $6,800. In addition, Mr. Hennessy is paid a bonus equal to 10% of Stratasoft's gross profits for the first eighteen months of his employment and an additional bonus equal to 10% of Stratasoft's net profit multiplied by its net margin for each successive calendar year. Mr. Hennessy's agreement contains restrictive covenants

                                       42


regarding confidential information which generally prohibit disclosure of certain information and, for a period of 12 months, certain competition with Stratasoft. Additionally, Mr. Hennessy's agreement with Stratasoft provides that, as long as he is not in violation of any of the restrictive covenants just described, upon termination of his employment Mr. Hennessy will receive a termination bonus equal to 10% of Stratasoft's net profits for the twelve consecutive months immediately preceding the termination. Employment under the agreement is terminable at will by either party upon 10 days notice.

     At the same time the employment agreement was entered into, Mr. Hennessy and Stratasoft entered into an agreement under which, Mr. Hennessy had the right to purchase all rights to the software for nominal consideration if his employment was terminated, by either himself or Stratasoft, at any time prior to January 31, 1997. However, such rights were subject to Stratasoft's overriding option to retain the software by making monthly payments of $7,500 following any termination and ending on January 31, 1997. This agreement was terminated in August 1996 by the parties for consideration of $5,000 paid by Stratasoft to Mr. Hennessy.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all officers and directors as a group.

                                       SHARES BENEFICIALLY
                                              OWNED                         SHARES BENEFICIALLY
                                             PRIOR TO          NUMBER OF           OWNED
                                          OFFERING(1)(2)         SHARES     AFTER OFFERING(1)(2)
                                       --------------------      BEING      --------------------
          NAME AND ADDRESS               NUMBER        %        OFFERED       NUMBER        %
- -------------------------------------  -----------   ------    ----------   -----------   ------
James H. Long
  6401 Southwest Freeway
  Houston, Texas 77074...............    2,118,600    79.2%       --          2,118,600    50.7%
Anthony Adame
  6401 Southwest Freeway
  Houston, Texas 77074...............       21,400     *          --             21,400     *
Jack B. Corey
  Post Office Box 525
  Pinehurst, Texas 77362-0525........      535,000    20.0%      535,000        --          --
All executive officers and directors
  as a group (9 persons).............    2,140,000    80.0%       --          2,140,000    51.3%

- ------------

 * Represents less than one percent of shares of Common Stock.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares.

(2) Applicable percentage of ownership is based on 2,675,000 shares of Common Stock outstanding on June 30, 1996 and 4,175,000 shares of Common Stock outstanding after the completion of this Offering.

                                       43

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions with respect to the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company's Certificate of Incorporation ("Certificate") and Bylaws that have been filed as exhibits to the Registration Statement of which this Prospectus forms a part and by provisions of applicable law.

     Prior to the effectiveness of the Registration Statement, the Company completed the Reincorporation in order to change its state of domicile to the State of Delaware. After the Reincorporation, the Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share, of which 2,675,000 shares were issued and outstanding before this Offering and held of record by three stockholders and 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), none of which have been issued.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred stockholders, if any, when, as and if declared by the Board and to share ratably in the assets of the Company legally available for distribution to its stockholders, in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the shares of Common Stock to be sold in this Offering will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of the Company, without any action by the stockholders of the Company, is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. There are no shares of Preferred Stock outstanding.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Certificate and Bylaws contain a number of provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The provisions are summarized below.

     REMOVAL OF DIRECTORS. The Certificate provides that directors of the Company may only be removed for cause and only by the affirmative vote of the holders of two-thirds or more of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. For purposes of director removal, cause means conviction of a felony involving moral turpitude, proof beyond a reasonable doubt that a director has committed grossly negligent or willful misconduct resulting in a material detriment to the Company or commission of a material breach of fiduciary duty to the Company resulting in a material detriment to the Company.

     ADVANCE NOTICE PROVISIONS FOR CERTAIN STOCKHOLDER ACTIONS. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. The advance notice procedures generally require that a stockholder give prior written notice, in proper form, to the Secretary of the Company, the requirements as to the form and timing of such notices specified in the Bylaws. If it is determined that such advance notice procedures were not complied with, a Board nomination could be precluded or certain business may not be conducted at the meeting.

     Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper

                                       44

procedures are not followed, or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or other wise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company.

     PREFERRED STOCK. The Certificate authorizes the Board to establish and issue one or more series of Preferred Stock without any action by the stockholders of the Company. Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Board, in so acting, could issue Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board, including a tender or exchange offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interest.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate and the Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President, the Board by the written order of a majority of directors or upon a written request of stockholders owning two-thirds or more of the entire capital stock of the Company issued and outstanding and entitled to vote, stating the purpose of such meeting and delivered to the Chairman of the Board, Chief Executive Officer, the President or the Secretary. Accordingly, holders of a significant percentage of the outstanding capital stock of the Company may not be able to request a special meeting of stockholders.

     AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS. Under the General Corporation Law of the State of Delaware (the "DGCL"), dthe stockholders have the right to adopt, amend or repeal the Bylaws and with the approval of the Board, the Certificate of Incorporation. The Company's Certificate provides that the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and in addition to any other vote required by the Certificate or Bylaws, is required to amend provisions of the Certificate or Bylaws relating to: (i) the prohibition of stockholder action without a meeting; (ii) the restriction of stockholders calling a special meeting; (iii) the number, election and term of the Company's directors; or (iv) the removal of directors. The vote of a majority of the voting power of the then outstanding shares of Voting Stock is required to amend all other provisions of the Certificate. The Certificate further provides that the Bylaws may otherwise be amended by the Board or by the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. These supermajority voting requirements will have the effect of making more difficult any amendment by the stockholders of the Bylaws or the provisions of the Certificate described above.

     ANTI-TAKEOVER LEGISLATION. As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 prohibits a corporation from engaging in a "business combination" (as defined therein) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions

                                       45

involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

CERTAIN REGISTRATION RIGHTS

     The Company and the Selling Stockholder are parties to certain agreements granting the Selling Stockholder registration rights with respect to the shares of the Company's Common Stock owned by him. See "Certain Relationships and Related Transactions -- Certain Selling Stockholder Agreements."

CERTAIN STATUTORY AND CHARTER PROVISIONS REGARDING LIABILITY OF DIRECTORS

     As permitted by the DGCL, the Company's Certificate includes a provision that eliminates the personal liability of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a directors, except liability for (i) breaches of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions in bad faith or involving intentional misconduct or knowing violations of law, (iii) violations of Section 174 of the DGCL (including the payment of unlawful dividends or unlawful stock purchases or redemptions) or (iv) transactions in which a director receives an improper personal benefit. The Certificate also contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company also has the power to maintain insurance, on terms and conditions the Board deems acceptable, on behalf of officers and directors against any expense, liability or loss arising out of such person's status as an officer or director. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Co.

                                       46

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 4,175,000 shares of Common Stock. Of these shares, the 2,035,000 shares sold in this Offering will be freely transferable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,140,000 shares of Common Stock outstanding are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144.

     The Company, its current stockholders (other than the Selling Stockholder), directors and executive officers have entered into lock-up agreements with the Representatives, providing that, subject to certain exceptions, they will not, directly or indirectly, offer, sell contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock, or other securities substantially similar, or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock or other securities substantially similar (except for the grant of options or of restricted stock awards pursuant to the Incentive Plan or the Director Plan), for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. See "Underwriting." Following the expiration of the lock-up period, all of the Restricted Shares will be eligible for resale in the public market pursuant to Rule 144, subject to certain limitations described below.

     Rule 144, as currently in effect, provides that an affiliate of the Company or a person (or persons whose sales are aggregated) who has beneficially owned Restricted Shares for at least two years but less than three years is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (41,750 shares immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     The Company plans to register, under the Securities Act, the 517,500 shares of Common Stock available for issuance pursuant to the 1996 Incentive Stock Plan and the 1996 Non-Employee Director Stock Option Plan on registration statements on Form S-8. The Company intends to file such Form S-8 registration statements with the Securities and Exchange Commission before any option first becomes exercisable. Common Stock acquired pursuant to such plans can be sold in the open market by holders who are not affiliates of the Company, but will be subject to volume and other limitations of Rule 144 by holders who are affiliates of the Company. Furthermore, shares of restricted stock and non-qualified options issued pursuant to the Incentive Plan will be subject to vesting requirements and will not be tradeable until vested. See "Management -- Incentive and Stock Option Plans."

     Since there has been no public market for shares of the Common Stock prior to this Offering, the Company is unable to predict the effect that sales made pursuant to Rule 144, or otherwise, may have on the prevailing market price at such times for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices. See "Risk Factors -- Potential Effect of Shares Eligible for Future Sale on Price of Common Stock."

                                       47

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below, for whom Rauscher Pierce Refsnes, Inc. and Sutro & Co. Incorporated are acting as representatives (the "Representatives"), has agreed severally to purchase from the Company and the Selling Stockholder the number of shares of Common Stock set forth opposite its name below.

                                            NUMBER
                  NAME                     OF SHARES
- ----------------------------------------   ---------
Rauscher Pierce Refsnes, Inc............
Sutro & Co. Incorporated................

                                           ---------
     Total..............................   2,035,000
                                           =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered by this Prospectus, if any are taken.

     The Underwriters propose initially to offer the shares of Common Stock offered by this Prospectus to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers not in excess of per share and the Underwriters may allow, and such dealers may reallow, to certain other dealers a discount not in excess of per share. After the initial public offering, the price to the public, the concession and the reallowance may be changed by the Representatives. The Representatives have advised the Company that they do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

     The Company has granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 305,250 shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus for the purpose of covering over-allotments, if any. If the Underwriters exercise the over-allotment option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company pursuant to the over-allotment option that number of additional shares which is proportionate to such Underwriter's initial commitment.

     The Company and the Selling Stockholder have agreed to pay, on a pro rata basis, the Representatives a non-accountable expense allowance of $150,000 to cover some of the underwriting costs and due diligence expenses related to this Offering.

     The Company, its stockholders (other than the Selling Stockholder) and its executive officers and directors have agreed with the Underwriters, for a period of 180 days after the date of this Prospectus, not to, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock, or other securities substantially similar, or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock or other securities substantially similar (except for the grant of options or of restricted stock awards pursuant to the Incentive Plan or the Director Plan), without the prior written consent of the Representatives.

     Prior to this Offering, no public market for the Common Stock existed. The initial public offering price was negotiated between the Company and the Representatives. Among the factors considered in determining such offering price of the Common Stock, in addition to prevailing market conditions, were the historical performance of the Company, estimates of the business potential and earnings prospects of the Company, an assessment of the management of the Company and the consideration of the above factors in relation to the market valuation of companies in related businesses.

                                       48

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters and certain related persons against certain liabilities relating to this Offering contemplated by this Prospectus, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "ALLS."

                                 LEGAL MATTERS

     Certain legal matters in connection with the Commons Stock offered hereby are being passed upon for the Company by Porter & Hedges, L.L.P. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Gardere & Wynne, L.L.P.

                                    EXPERTS

     The consolidated financial statements at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto may be inspected without charge at the principal office of the Commission at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Public Reference Section of the Commission, at prescribed rates, or on the Internet at HTTP://WWW.SEC.GOV.

                                       49

                             ALLSTAR SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                          PAGE
                                          ----

Independent Auditors' Report............  F-2

Consolidated Balance Sheets at December
  31, 1994 and 1995 and at
  June 30, 1996 (Unaudited).............  F-3

Consolidated Statements of Operations
  for the Years Ended December 31,
  1993, 1994 and 1995 and for the Six
  Months Ended
  June 30, 1995 and 1996 (Unaudited)....  F-4

Consolidated Statements of Cash Flows
  for the Years Ended December 31,
  1993, 1994 and 1995 and for the Six
  Months Ended
  June 30, 1995 and 1996 (Unaudited)....  F-5

Consolidated Statements of Stockholders'
  Equity for the Years Ended
  December 31, 1993, 1994 and 1995 and
  for the Six Months
  Ended June 30, 1996 (Unaudited).......  F-6

Notes to Consolidated Financial
  Statements............................  F-7

                                      F-1

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Allstar Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Allstar Systems, Inc. and subsidiary ("Allstar") at December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Allstar's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Allstar at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Houston, Texas
April 19, 1996, except for
  Notes 1, 4, 5 and 11 as to which
  the date is          , 1996

     The accompanying financial statements reflect the 8.15-for-1 conversion of the no par value common stock resulting from the reincorporation of Allstar which is to occur prior to the effective date of this Prospectus. The above opinion is in the form which will be signed by Deloitte & Touche LLP subsequent to consummation of the reincorporation as described in Note 1 of Notes to Consolidated Financial Statements, assuming that from April 19, 1996 to the date of such reincorporation no other events will have occurred that would affect the accompanying consolidated financial statements and notes thereto.

Deloitte & Touche LLP

Houston, Texas
September 19, 1996

                                      F-2

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              DECEMBER 31,
                                          --------------------
                                            1994       1995      JUNE 30, 1996
                                          ---------  ---------   --------------
                                                                  (UNAUDITED)
                 ASSETS
Current assets:
     Cash and cash equivalents:
       Restricted cash..................  $     336  $     581      $    481
       Cash.............................        334        448       --
                                          ---------  ---------   --------------
          Total cash and cash
             equivalents................        670      1,029           481
     Accounts receivable - trade, net...     11,385     15,822        15,054
     Accounts receivable - affiliates...        599        679            56
     Inventory..........................      5,386      5,407         6,767
     Deferred taxes.....................        112        258           270
     Other current assets...............         83         79           102
                                          ---------  ---------   --------------
          Total current assets..........     18,235     23,274        22,730
Property and equipment, net.............        835        986         1,182
Other assets - affiliates...............          7          6           524
                                          ---------  ---------   --------------
Total...................................  $  19,077  $  24,266      $ 24,436
                                          =========  =========   ==============

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable......................  $   8,972  $   9,912      $  9,537
     Floor plan liability...............      4,563      6,769         5,542
     Accounts payable...................      1,109        880         1,342
     Accrued expenses...................      1,684      3,357         3,940
     Income taxes payable...............        230        283           539
     Deferred service revenue...........        314        341           205
                                          ---------  ---------   --------------
          Total current liabilities.....     16,872     21,542        21,105
                                          ---------  ---------   --------------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $.01 par value,
       5,000,000 shares authorized, no
       shares issued....................     --         --           --
     Common stock:
       No par value, 1,000,000 shares
          authorized, 328,125 shares
          issued and outstanding,
          respectively..................          2          2             2
       $.01 par value, 50,000,000 shares
          authorized, no shares issued
          (2,675,000 shares issued and
          outstanding after effect of
          reincorporation and
          conversion)...................     --         --           --
     Additional paid-in capital.........      1,504      1,504         1,504
     Retained earnings..................        699      1,218         1,825
                                          ---------  ---------   --------------
          Total stockholders' equity....      2,205      2,724         3,331
                                          ---------  ---------   --------------
Total...................................  $  19,077  $  24,266      $ 24,436
                                          =========  =========   ==============

                See notes to consolidated financial statements.

                                      F-3

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     SIX MONTHS
                                              YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                       -------------------------------------  ------------------------
                                          1993         1994         1995         1995         1996
                                       -----------  -----------  -----------  -----------  -----------
                                                                                    (UNAUDITED)
Total revenue........................  $    49,536  $    64,076  $    91,085  $    39,554  $    58,150
Cost of sales and services...........       42,289       55,541       79,700       34,431       50,797
                                       -----------  -----------  -----------  -----------  -----------
Gross profit.........................        7,247        8,535       11,385        5,123        7,353
Selling, general and administrative
  expenses...........................        6,060        7,448        9,306        4,324        5,829
                                       -----------  -----------  -----------  -----------  -----------
Operating income.....................        1,187        1,087        2,079          799        1,524
Interest expense, net................          644          764        1,218          629          583
                                       -----------  -----------  -----------  -----------  -----------
Income before provision for income
  taxes..............................          543          323          861          170          941
Provision for income taxes...........          229          140          342           67          334
                                       -----------  -----------  -----------  -----------  -----------
Net income...........................  $       314  $       183  $       519  $       103  $       607
                                       ===========  ===========  ===========  ===========  ===========
Net income per share.................  $      0.15  $      0.07  $      0.19  $      0.04  $      0.23
                                       ===========  ===========  ===========  ===========  ===========
Weighted average shares
  outstanding........................    2,120,242    2,554,808    2,675,000    2,675,000    2,675,000
                                       ===========  ===========  ===========  ===========  ===========

                See notes to consolidated financial statements.

                                      F-4

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                             SIX MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                       -------------------------------  --------------------
                                         1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income.........................  $     314  $     183  $     519  $     103  $     607
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities:
     Gain on disposal of assets......         (5)    --             (1)    --         --
     Depreciation and amortization...        149        211        309        129        179
     Deferred taxes..................       (342)       230       (146)       (29)       (12)
  Changes in assets and liabilities
     that provided (used) cash:
     Accounts receivable - trade,
     net.............................     (4,937)    (2,018)    (4,437)     1,138        768
     Accounts
       receivable - affiliates.......         51       (241)       (80)       113        104
     Inventory.......................       (912)    (1,681)       (60)    (1,138)    (1,431)
     Other current assets............         19        (55)         4         56        (23)
     Accounts payable................       (751)       424       (229)    (1,109)       462
     Accrued expenses................        567        290      1,673        529        583
     Income taxes payable............        500       (341)        53       (163)       256
     Deferred service revenue........        428       (207)        27        (89)      (136)
                                       ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used
             in) operating
             activities..............     (4,919)    (3,205)    (2,368)      (460)     1,357
                                       ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures...............       (162)      (447)      (479)       (34)      (303)
  Proceeds from sale of fixed
     assets..........................         22     --             60     --         --
  Payments received on note
     receivable -- related party.....         89     --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
          Net cash used in investing
          activities.................        (51)      (447)      (419)       (34)      (303)
Cash flows from financing activities:
  Net increase (decrease) in notes
     payable.........................      4,090      2,075        940        454       (375)
  Net increase (decrease) in floor
     plan liability..................      1,992       (735)     2,206         73     (1,227)
  Proceeds from sale of common
     stock...........................     --          1,500     --         --         --
  Payment of long-term debt..........         (4)       (43)    --         --         --
                                       ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used
             in) financing
             activities..............      6,078      2,797      3,146        527     (1,602)
                                       ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and
  cash equivalents...................      1,108       (855)       359         33       (548)
Cash and cash equivalents at
  beginning of period................        417      1,525        670        670      1,029
                                       ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
  period.............................  $   1,525  $     670      1,029  $     703  $     481
                                       =========  =========  =========  =========  =========
Supplemental disclosures of cash
 flow information:
  Cash paid for interest.............  $     520  $     667  $   1,189  $     524  $     355
                                       =========  =========  =========  =========  =========
  Cash paid for income taxes.........  $      68  $     221  $     432  $     271  $      94
                                       =========  =========  =========  =========  =========
Schedule of noncash financing
  activities:
  Stock subscription receivable for
     sale of common stock............  $   1,500
                                       =========

                See notes to consolidated financial statements.

                                      F-5

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             NO PAR VALUE
                                             COMMON STOCK       ADDITIONAL
                                          ------------------     PAID-IN      RETAINED
                                           SHARES     AMOUNT     CAPITAL      EARNINGS      TOTAL
                                          ---------   ------    ----------    ---------   ---------
Balance at January 1, 1993..............    259,875    $  2       $    4       $   202    $     208
     Net income.........................     --        --          --              314          314
     Issuance of stock..................      2,625    --          --            --          --
     Sale of stock subscription.........     --        --          1,500         --           1,500
                                          ---------   ------    ----------    ---------   ---------
Balance at December 31, 1993............    262,500       2        1,504           516        2,022
     Net income.........................     --        --          --              183          183
     Issuance of stock subscribed.......     65,625    --          --            --          --
                                          ---------   ------    ----------    ---------   ---------
Balance at December 31, 1994............    328,125       2        1,504           699        2,205
     Net income.........................     --        --          --              519          519
                                          ---------   ------    ----------    ---------   ---------
Balance at December 31, 1995............    328,125       2        1,504         1,218        2,724
     Net income (unaudited).............     --        --          --              607          607
                                          ---------   ------    ----------    ---------   ---------
Balance at June 30, 1996
     (unaudited)........................    328,125(1)  $  2      $1,504       $ 1,825    $   3,331
                                          =========   ======    ==========    =========   =========

- ------------

(1) 2,675,000 shares of $.01 par value common stock after effect of reincorporation and conversion as discussed in Note 1.

                See notes to consolidated financial statements.

                                      F-6


                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Allstar Systems, Inc. ("Allstar") is engaged in the sale and service of computer and telecommunications hardware and software products. During 1995 Allstar formed and incorporated Stratasoft, Inc., a wholly owned subsidiary, to create and market software related to the integration of computer and telephone technologies. All operations of the business are primarily conducted from offices located in Houston and Dallas, Texas.

     A substantial portion of Allstar's sales and services are authorized under arrangements with product manufacturers and Allstar's operations are dependent upon maintaining its approved status with such manufacturers. As a result of these arrangements and arrangements with its customers, gross profit could be limited by the availability or allowance of volume discounts. Furthermore, net income before income taxes could be affected by changes in interest rates which underlie the revolving credit agreements which are used for working capital (Notes 4 and 5).

     The consolidated financial statements presented herein at June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of results for the full year.

     Allstar's significant accounting policies are as follows:

     PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Allstar Systems, Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

     REVENUE RECOGNITION -- Revenue from the sale of computer products is recognized when the product is shipped. Service income is recognized ratably over the service contract life. Revenues resulting from installations of equipment for which duration is in excess of three months are recognized using the percentage-of-completion method. The percentage of revenue recognized on each contract is based on the most recent cost estimate available. Revisions of estimates are reflected in the period in which the facts necessitating the revision become known; when a contract indicates a loss, a provision is made for the total anticipated loss. At December 31, 1993, 1994 and 1995, Allstar had no such contracts in process.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include any highly liquid debt instruments purchased with a maturity of three months or less when purchased. See Note 4 for discussion of restricted cash.

     INVENTORY -- Inventory consists primarily of personal computers and components and is valued at the lower of cost or market with cost determined on the first-in first-out method. Management provides a reserve for inventory which may be slow-moving or obsolete.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense when incurred, while expenditures for betterments are capitalized. Disposals are removed at cost less accumulated depreciation with the resulting gain or loss reflected in operations in the year of disposal.

     Property and equipment are depreciated over their estimated useful lives ranging from five to ten years using the straight-line method. Depreciation expense totaled $148, $210 and $307 for 1993, 1994 and 1995, respectively.

                                      F-7

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     FEDERAL INCOME TAXES -- Deferred taxes are provided at enacted rates for the temporary differences between the financial reporting bases and the tax bases of assets and liabilities.

     RESEARCH AND DEVELOPMENT COSTS -- Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged to expense was $13 for the year ended December 31, 1995. No such costs were incurred during 1993 or 1994.

     USE OF ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- Allstar's financial instruments consist of cash and cash equivalents, accounts receivable, floor plan liability and accounts and notes payable for which the carrying values approximate fair values given the short-term maturity of the instruments. It is not practicable to estimate the fair value of related-party receivables due to the nature of the instrument.

     EARNINGS PER SHARE -- Net earnings per share of common stock are based on the weighted average number of shares of common stock and common stock equivalents, if any, outstanding during each period. Prior to the effective date of this Prospectus, the Company intends to complete a reincorporation in order to change its state of domicile to Delaware, to authorize 50,000,000 shares of $.01 par value common stock and to authorize 5,000,000 shares of $.01 par value preferred stock. The reincorporation will have the effect of an 8.15-for-1 split of Allstar's common stock. All applicable share and per share data in the consolidated financial statements and related notes give retroactive effect to this reincorporation and resulting stock conversion.

     RECLASSIFICATIONS -- The accompanying consolidated financial statements for the years presented have been reclassified to give retroactive effect to certain changes in presentation.

2.  ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31, 1994 and 1995:

                                            1994       1995
                                          ---------  ---------
Trade...................................  $  11,573  $  16,286
Allowance for doubtful accounts.........       (188)      (464)
                                          ---------  ---------
     Total..............................  $  11,385  $  15,822
                                          =========  =========

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1994 and 1995:

                                            1994       1995
                                          ---------  ---------
Equipment...............................  $     443  $     581
Furniture and fixtures..................        700        946
Leasehold improvements..................         47         47
Vehicles................................        105        129
                                          ---------  ---------
                                              1,295      1,703
Accumulated depreciation and
  amortization..........................       (460)      (717)
                                          ---------  ---------
     Total..............................  $     835  $     986
                                          =========  =========

                                      F-8

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  NOTES PAYABLE

     Notes payable at December 31, 1995 consisted of advances under a revolving credit agreement that provides for a $15 million credit line which, at Allstar's discretion, may be used for inventory purchases (see Notes 5 and 11). Advances under the agreement are limited to a collateral base as defined, which at December 31, 1995 was approximately $10.6 million. Outstanding principal and interest are due upon termination of the agreement, which continues in full force and effect for successive thirteen month periods until terminated by 60 day written notice from the lender or Allstar. The notes are collateralized by substantially all of Allstar's assets and a personal guarantee of the principal stockholder of Allstar. The agreement contains default provisions which allow the lender to accelerate payment if it determines itself to be insecure with respect to any of the collateral or the payment of any part of the obligation.

     At December 31, 1995, notes payable accrued interest at the prime rate (8.25% at December 31, 1995) plus 2.0%. Allstar also pays an annual facility fee of approximately 0.25%. The weighted average interest rate for 1993, 1994 and 1995 was 8.54%, 9.78% and 12.84%, respectively.

     The credit agreement contains restrictive covenants which, among other things, require specific ratios of revenue to working capital, total liabilities to tangible net worth and net profit after tax to revenue. The terms of this credit facility also prohibit the payment of dividends, purchase of Allstar common stock and other similar expenditures, including advances to related parties. As of December 31, 1995, Allstar was not in compliance with certain of these covenants; however, the financing company has waived such noncompliance through the earlier of November 15, 1996, or the closing of an initial public offering. In addition to obtaining the waiver, the financing company liberalized certain financial covenants, which Allstar had in the past violated. Allstar believes that it will be able to comply with these less restrictive financial covenants currently provided by the Credit Agreement. In April 1996 the credit line was permanently increased to $20 million with an additional temporary increase to $30 million for the period from September 1996 through February 1997, $28 million during March 1997 and $25 million in April 1997; thereafter returning to the permanent credit line of $20.0 million.

     The above agreement requires that all payments received from customers on pledged accounts receivable be applied to the outstanding balance on the line of credit. Accordingly, accounts receivable payments received in the amount of $336 and $581 at December 31, 1994 and 1995, respectively, but not yet applied to the line of credit are shown as restricted cash in the accompanying balance sheets.

5.  FLOOR PLAN LIABILITY

     Allstar maintains two financing agreements to "floor plan" inventory purchases. The first agreement, discussed in Note 4 above, provides for the financing of inventory purchases as needed by Allstar. In no event shall the combined indebtedness for the floor plan liability portion of this agreement and the notes payable exceed $15 million (increased to $20 million in April 1996). Provisions with respect to interest, collateralization and termination as discussed in Note 4 also apply to the floor plan borrowings.

     The second agreement provides a $3 million credit line to be used for inventory purchases. Outstanding principal and interest are due upon termination of the agreement, which continues in full force and effect until terminated by notice from the lender or Allstar. This agreement contains restrictive covenants which, among other things, require a specific ratio of total liabilities to tangible net worth and a minimum tangible net worth. The terms of this credit facility also prohibit the payment of dividends, purchase of Allstar common stock and other similar expenditures, including advances to related parties. As of December 31, 1995, Allstar was not in compliance with certain of these covenants; however, the financing company has waived such noncompliance through the earlier of November 15, 1996, or the closing of an initial public offering. Allstar believes that it will have sufficient equity capital available to enable it to comply with the restrictive financial covenants provided for by the Credit Agreement.
                                      F-9

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under both floor plan agreements, suppliers' invoices are paid directly by the financing companies, who maintain a purchase money security interest in the related inventory. The amounts due under both agreements are typically interest free for 30 days from the financing date. After 30 days, interest accrues under the first floor plan agreement at the prime rate plus 6.0% and interest accrues under the second floor plan agreement at prime, which for purposes of this agreement will not fall below 6.5%, plus 6.0%. At various times during 1995, both financing companies extended to Allstar temporary financing in excess of the amounts stated in the respective agreements. At December 31, 1995, Allstar had credit lines totalling $28.5 million, subject to borrowing base limitations, under these two financing agreements.

6.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 consisted of the following:

                                            1993       1994       1995
                                          ---------  ---------  ---------
Current provision (benefit):
     Federal............................  $     541  $    (105) $     446
     State..............................         30         15         42
                                          ---------  ---------  ---------
Total current provision (benefit).......        571        (90)       488
Deferred provision (benefit)............       (342)       230       (146)
                                          ---------  ---------  ---------
     Total..............................  $     229  $     140  $     342
                                          =========  =========  =========

     The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

                                            1993       1994       1995
                                          ---------  ---------  ---------
Federal income tax at statutory rate....  $     190  $     113  $     301
Nondeductible expenses..................          2         17         48
State income taxes......................         30         15         42
Other...................................          7         (5)       (49)
                                          ---------  ---------  ---------
     Total..............................  $     229  $     140  $     342
                                          =========  =========  =========

     Deferred tax assets and liabilities computed at the statutory rate related to temporary differences at December 31, 1994 and 1995 were as follows:

                                            1994       1995
                                          ---------  ---------
Deferred tax assets:
     Accounts receivable................  $     115  $      71
     Deferred service revenue...........     --             75
     Inventory..........................     --            112
     Other..............................         19     --
                                          ---------  ---------
                                                134        258
Deferred tax liabilities -- other.......        (22)    --
                                          ---------  ---------
Net deferred tax assets.................  $     112  $     258
                                          =========  =========

                                      F-10

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  ACCRUED EXPENSES

     Accrued liabilities consisted of the following as of December 31, 1994 and 1995:

                                            1994       1995
                                          ---------  ---------
Sales tax payable (see Note 11).........  $     904  $   2,607
Accrued employee benefits, payroll, and
  other related costs...................        536        456
Other...................................        244        294
                                          ---------  ---------
     Total..............................  $   1,684  $   3,357
                                          =========  =========

8.  FRANCHISE FEES

     Allstar entered into an agreement in May 1989 whereby it became a franchisee of Inacom Corp. Annual fees, amounting to 0.05% of certain gross sales, were expensed in the period incurred. Allstar obtained a waiver effective January 1, 1995 which eliminated the payment of franchise fees to Inacom Corp. See Note 11.

9.  COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES -- Allstar subleases office space from Allstar Equities, Inc. ("Equities"), a company wholly owned by the principal stockholder of Allstar. The lease is renewable annually. Rental expense under this agreement amounted to approximately $290, $312 and $372 during 1993, 1994 and 1995, respectively. Allstar is currently in the process of renewing this lease for 1996; in the interim, rental payments will continue at $31 per month. See Note 11.

     Additionally, minimum annual rentals at December 31, 1995 on other operating leases amount to approximately $101 for 1996 and $71 for 1997. Amounts paid during 1993, 1994 and 1995 under such agreements totaled approximately $134, $116 and $137, respectively.

     BENEFIT PLAN -- Allstar maintains a group medical and hospitalization insurance program under which Allstar pays employees' covered health care costs. Any claims exceeding $10 per employee or a cumulative maximum of approximately $112 per year are insured by an outside insurance company. Allstar's claim and premium expense for this self-insurance program totaled approximately $127, $74 and $67 during 1993, 1994 and 1995, respectively.

     Allstar maintains a 401(k) savings plan. All full-time employees who have completed one year of service with Allstar are eligible to participate in the plan. Employer contributions to the plan are at Allstar's discretion and amounted to approximately $27, $30 and $46 in 1993, 1994 and 1995, respectively; however, such amounts have not been remitted for 1994 or 1995. See Note 11.

     Allstar is party to litigation and claims which are normal in the course of its operations; while the results of such litigation and claims cannot be predicted with certainty, Allstar believes the final outcome of such matters will not have a materially adverse effect on its results of operations or consolidated financial position.

10.  RELATED-PARTY TRANSACTIONS

     Effective December 31, 1993, Allstar entered into a stock sale agreement whereby 65,625 shares of Allstar no par value common stock (535,000 shares of $.01 par value common stock after effect of reincorporation and conversion -- see Note 1) were sold for $1.5 million. The proceeds from the stock subscription agreement were recorded as accounts receivable - affiliates and additional paid-in capital at December 31, 1993. In May 1994 the subscription price was received and the shares of common stock were issued. The principal stockholder of Allstar and this minority stockholder have entered into an agreement under which this minority stockholder has the option to require the principal stockholder to repurchase these

                                      F-11

                      ALLSTAR SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) shares at an established price dependent upon the number of months held. In addition, the principal stockholder may offer to have Allstar purchase these shares; however, any such offer will not obligate Allstar to purchase such shares. The minority stockholder is offering these shares for sale to the public pursuant to the terms of Allstar's initial public offering.

     Allstar has from time to time made payments on behalf of Equities and the Company's principal stockholders for taxes, property and equipment. At December 31, 1994 and 1995, Allstar receivables from these affiliates amounted to approximately $314 and $405, respectively. See Note 11.

     During 1995 Allstar paid $75 in consulting fees to a minority stockholder.

11.  SUBSEQUENT EVENTS

     Effective June 30, 1996, Allstar and its principal stockholder entered into a promissory note to repay certain advances, which were approximately $173 at June 30, 1996, in annual installments of $35, plus interest, from August 1997 through 2001. This note bears interest at 9% per year. The advances as of June 30, 1996 are classified as long-term other assets-affiliates based on the repayment terms of the promissory note.

     Effective July 1, 1996, Allstar and Equities entered into a promissory note whereby Equities would repay the balance of amounts advanced, which were approximately $387 at June 30, 1996, in monthly installments of $6.5, including interest, from August 1996 through November 1998 and a final payment of $275 on December 1, 1998. This note bears interest at 9% per year. The advances as of June 30, 1996 are classified as accounts receivable-affiliates and long-term other assets-affiliates based on the repayment terms of the promissory note.

     In August 1996, Allstar renewed its office sublease from Equities (see Note
9), with monthly rental payments of $31 plus certain operating expenses, through December 1998.

     Allstar entered into an agreement with a supplier in August 1996 in which Allstar is required to purchase at least 80% of its computer products from the supplier if such are available within a reasonable period of time at a reasonably competitive price. The agreement expires on December 31, 2001 and automatically renews for successive one-year periods. A cancellation fee of $571 will be payable by Allstar in the event of non-renewal or early termination of the agreement by either party; however, Allstar does not anticipate termination to occur by either party prior to the initial termination date.

     In August 1996, Allstar entered into an agreement with the state comptroller's office to pay 1995 delinquent sales taxes of $1.4 million plus interest. All penalties were waived by the state. The $1.4 million plus interest was included in accrued expenses at December 31, 1995.

     Allstar is currently in process of filing under the Internal Revenue Service Walk-In Closing Agreement Program (the "Program") to negotiate a settlement regarding the qualified status of the 401(k) savings plan in order to meet the requirements of Section 401(a) of the Internal Revenue Code. Under the Program, any sanction amount negotiated is based upon the total tax liability which could be assessed if the plan were to be disqualified. The Company has accrued for the estimated settlement costs.

     In September 1996, Allstar adopted the 1996 Incentive Stock Plan (the "Incentive Plan"). Under the Incentive Plan, Allstar's Compensation Committee may grant up to 417,500 shares of common stock, which have been reserved for issuance, to certain key employees of Allstar. No incentive awards have been granted under this plan. The Incentive Plan provides for the granting of incentive awards in the form of stock options, restricted stock, phantom stock, stock bonuses and cash bonuses in accordance with the provisions of the plan. Additionally, no shares may be granted after the tenth anniversary of the Incentive Plan's adoption.

                                  * * * * * *

                                      F-12

                                    GLOSSARY

COMPANY NAMES*

3Com.........................  3Com Corporation
AVT..........................  Applied Voice Technology
Active Voice.................  Active Voice Corporation
Aspen........................  Aspen System Technologies, Inc.
Compaq.......................  Compaq Computer Corporation
DEC..........................  DEC Digital Equipment Corporation
DFS..........................  Deutsche Financial Services Corporation
Epson........................  Epson America, Inc.
Hewlett-Packard..............  Hewlett-Packard Company
IBM..........................  International Business Machines Corporation
IBMCC........................  IBM Credit Corporation
ILC..........................  International Lan and Communications, Inc.
Inacom.......................  Inacom Corp.
Ingram.......................  Ingram Micro, Inc.
Macrotel.....................  Macrotel International Corporation
Microsoft....................  Microsoft Corporation
Mitel........................  Mitel, Inc.
NEC..........................  NEC America, Inc.
Novell.......................  Novell, Inc.
Taske........................  Taske Technology, Inc.
Uniden.......................  Uniden America Corporation
- ------------
* All company names and trade names are the legal property of their respective owners.

                                      G-1

TECHNICAL TERMS

Aggregator..............................  A company that purchases directly from manufacturers in large quantities, maintains inventory, breaks bulk and resells to dis-
                                          tributors, resellers and value-added resellers
Configuration...........................  The customization of equipment to a customer's specifications which may include the loading of software, adding of memory or combining different manufacturers' equipment in such a way that it will be compatible as an integrated system
CTI.....................................  Computer and telephone integration
IVR.....................................  Interactive voice response
LAN.....................................  Local-area network
MIS.....................................  Management information systems
Open architecture networks..............  Networks based on industry standard technical specifications that enable the system to operate with hardware and software from different manufacturers meeting those standards
PBX.....................................  Private branch exchange
PC......................................  Personal computer
Price protection........................  A voluntary policy by a manufacturer that when a decrease in the price of its product is instituted, the manufacturer will rebate the Company for the difference between the new price and the price paid by the Company for product in its inventory
Roll-out................................  Single sale involving a large volume of similar products to be delivered on a pre-specified timetable
SQL.....................................  Structured query language
VAR (Value-added reseller)..............  A company that purchases equipment or software from a manu-
                                          facturer, aggregator or distributor, provides value added services to their clients including network management, configuration systems integration and training and subsequently resells the enhanced product
WAN.....................................  Wide-area network

                                      G-2
================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Risk Factors.........................     6
Use of Proceeds......................    12
Dividend Policy......................    12
Capitalization.......................    13
Dilution.............................    14
Selected Financial Data..............    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    16
Business.............................    25
Management...........................    35
Certain Relationships and Related
  Transactions.......................    40
Principal and Selling Stockholders...    43
Description of Capital Stock.........    44
Shares Eligible for Future Sale......    47
Underwriting.........................    48
Legal Matters........................    49
Experts..............................    49
Additional Information...............    49
Index to Consolidated Financial
  Statements.........................   F-1
Glossary.............................   G-1


                            ------------------------

  UNTIL , 1996, (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,035,000 SHARES
                                    ALLSTAR
                                 SYSTEMS, INC.
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                         RAUSCHER PIERCE REFSNES, INC.
                            SUTRO & CO. INCORPORATED

                                          , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with this Offering are as follows:

Securities and Exchange Commission
registration fee.....................  $    9,684
NASD filing fee......................       3,308
Nasdaq National Market listing fee...      28,500
Printing expenses....................      70,000
Legal fees and expenses..............     150,000
Accounting fees and expenses.........     150,000
Blue Sky fees and expenses (including
legal fees)..........................       5,000
Transfer Agent and Registrar fees....       5,000
Representatives' non-accountable
expense allowance....................     111,000
Miscellaneous........................      55,608
                                       ----------
     TOTAL...........................  $  588,100
                                       ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper stock repurchase or redemption or any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") grants to the Company the authority to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the Board, or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct or (iii) by the stockholders. The Bylaws provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the Company itself or derivatively by a stockholder, Section 145 of the DGCL only allows the Company to indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the Company may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the Company except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. According to the statute, in any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     Section 145 of the DGCL also allows the Company to purchase and maintain insurance on behalf of its directors and officers against liabilities that may be asserted against, or incurred by, such persons in any

                                      II-1

such capacity, whether the Company would have the authority to indemnify such person against liability under the provisions of Section 145. The Company intends to purchase and maintain a directors' and officers' liability policy for such purposes.

     Reference is made to the form of Underwriting Agreement filed as Exhibit
1.1 to the Registration Statement for certain provisions regarding the indemnification of the Company, its officers and directors and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On December 3, 1993, the Company's predecessor, Allstar Systems, Inc., a Texas corporation, issued 2,625 shares of common stock to Anthony Adame in a privately negotiated transaction. Pursuant to an agreement entered into between Mr. Adame and the Company at the time Mr. Adame first joined the Company, it was agreed that when and if the Company considered an issuance to any party other than James H. Long, the then sole stockholder, Mr. Adame would receive an amount of shares equal to one percent of the outstanding shares of the Company at the time of such issuance. The consideration for the shares issued to Mr. Adame was his agreement to join the Company and his continued employment; thus, no cash payment was received by the Company from Mr. Adame upon issuance of the shares. The net book value of such shares at the time of issuance was approximately $3,018. Mr. Adame had been employed by the Company for three years when the Company considered the issuance of shares to Jack B. Corey described below and the 2,625 shares of common stock were issued to Mr. Adame. The issuance of such securities was exempt from registration under the Securities Act pursuant to
Section 4(2) as a transaction not involving any public offering.

     On March 22, 1994, the Company's predecessor, Allstar Systems, Inc., a Texas corporation, issued 65,625 shares of common stock to Jack B. Corey in a privately negotiated transaction. The aggregate consideration paid for these shares was $1.5 million. The sale of such securities was exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement.

     (a)  Exhibits:

        EXHIBIT
         NUMBER                                                  DESCRIPTION
- ------------------------  ------------------------------------------------------------------------------------------
         "1.1       --   Form of Underwriting Agreement.
         +2.1       --   Form of Plan and Agreement of Merger by and Between Allstar Systems, Inc., a Texas
                         corporation and Allstar Systems, Inc., a Delaware corporation.
         "3.1       --   Bylaws of the Company.
         +3.2       --   Certificate of Incorporation of the Company.
         "4.1       --   Specimen Common Stock Certificate.
         +4.2       --   See Exhibits 3.1 and 3.2 for provisions of the
                         Certificate of Incorporation and Bylaws of the Company
                         defining the rights of the holders of Common Stock.
         "5.1       --   Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
        +10.1       --   Revolving Loan and Security Agreement dated August 5, 1993, by and between IBM Credit
                         Corporation and Allstar Systems, Inc.

                                      II-2

         *10.2       --   Agreement for Wholesale Financing dated September 20, 1993, by and between ITT Commercial
                          Finance Corp. and Allstar-Valcom, Inc.
         *10.3       --   Amendment to Agreement for Wholesale Financing dated October 25, 1994, by and between ITT
                          Commercial Finance Corp. and Allstar Systems, Inc.
         +10.4       --   Sublease Agreement dated August 2, 1996, by and between Allstar Equities and Allstar
                          Systems, Inc.
         +10.5       --   Form of Employment Agreement by and between the Company and certain members of Management.
         *10.6       --   Employment Agreement dated September 7, 1995, by and between Stratasoft, Inc. and William
                          R. Hennessy.
         *10.7       --   Assignment of Certain Software dated September 7, 1995, by International Lan and
                          Communications, Inc. and Aspen System Technologies, Inc. to Stratasoft, Inc.
         +10.8       --   Microsoft Solution Provider Agreement by and between Microsoft Corporation and Allstar
                          Systems, Inc.
         +10.9       --   Novell Platinum Reseller Agreement dated February 22, 1989, by and between Novell, Inc.
                          and Allstar Systems, Inc.
         +10.10      --   Promissory Note dated August 6, 1996, by and between James H. Long and Allstar Systems,
                          Inc.
         +10.11      --   Allstar Systems, Inc. 1996 Incentive Stock Plan.
         +10.12      --   Allstar Systems, Inc. 1996 Non-Employee Director Stock Option Plan.
         *10.13      --   Primary Vendor Volume Purchase Agreement dated August 1, 1996 by and between Inacom Corp.
                          and Allstar Systems, Inc.
         *10.14      --   Resale Agreement dated December 14, 1995, by and between Ingram Micro Inc. and Allstar
                          Systems, Inc.
         +10.15      --   Volume Purchase Agreement dated October 31, 1995, by and between Tech Data Corporation and
                          Allstar Systems, Inc.
         "10.16      --   Intelligent Electronics Reseller Agreement by and between Intelligent Electronics, Inc.
                          and Allstar Systems, Inc.
         "10.17      --   MicroAge Purchasing Agreement by and between MicroAge Computer Centers, Inc. and Allstar
                          Systems, Inc.
         "10.18      --   IBM Business Partner Agreement by and between IBM and Allstar Systems, Inc.
         +10.19      --   Confirmation of Allstar Systems, Inc.'s status as a Compaq authorized reseller dated
                          August 6, 1996.
         +10.20      --   Hewlett-Packard U.S. Agreement for Authorized Second Tier Resellers dated March 13, 1995, by and between Hewlett-Packard Company and Allstar Systems, Inc.
         +10.21      --   Associate Agreement dated May 23, 1996, by and between NEC America, Inc. and Allstar
                          Systems, Inc.
         +10.22      --   Mitel Elite Dealer Agreement and Extension Addendum dated August 5, 1996, by and between
                          Mitel, Inc. and Allstar Systems, Inc.
         *10.23      --   Dealer Agreement dated March 1, 1995, by and between Applied Voice Technology and Allstar
                          Systems, Inc.
         *10.24      --   Industrial Lease Agreement dated March 9, 1996, by and between H-5 J.E.T. Ltd. as lessor and Allstar Systems, Inc. as lessee.
         *10.25      --   Lease Agreement dated June 24, 1992, by and between James J. Laney, et al. as lessors, and
                          Technicomp Corporation and Allstar Services as lessees.
         +10.26      --   Consulting Agreement dated August 2, 1996, by and between Jack B. Corey and Allstar
                          Systems, Inc.
         +10.27      --   Acknowledgement, Waiver and Amendment to Revolving Loan Agreement dated August 2, 1996, by and between IBM Credit Corporation and Allstar Systems, Inc.
         +10.28      --   Agreement dated August 5, 1996, by and between DFS and Allstar Systems, Inc.
         +10.29      --   Letter Agreement dated September 12, 1996 by and between Jack B. Corey, Jakascki
                          Corporation, James H. Long, Allstar Equities, Inc. and Allstar Systems, Inc.

                                      II-3

         +10.30      --   1996 Credit Line Uplift Program supplement to
                          Revolving Loan Agreement dated September 10, 1996, by
                          and between IBM Credit Agreement and Allstar Systems,
                          Inc.
         +10.31      --   Insurance Proceeds Agreement dated August 2, 1996, by and between Jack B. Corey and
                          Allstar Systems, Inc.
         *21.1       --   List of Subsidiaries of the Company.
         *23.1       --   Consent and Report on Schedule of Deloitte & Touche LLP, independent auditors.
         +23.2       --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
          24.1       --   Power of Attorney (included on the signature page hereto).
         *27.1       --   Financial Data Schedule.

- ------------

 * Previously filed.
 + Filed herewith.
 " To be filed by Amendment.

     (b)  Financial Statements Schedules:

     The following financial statement schedule is included in Part II of this Registration Statement, can be found on the page indicated and should be read in conjunction with the financial statements and notes thereto:

                  ITEM                     PAGE
- ----------------------------------------   ----
Schedule II Valuation and Qualifying
  Accounts..............................   S-1

     All other financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are omitted because they are not required under the related instructions, are inapplicable or the required information is included elsewhere in the financial statements.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

          (1) To provide to the underwriter at the closing date specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2) That for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Long and Donald R. Chadwick, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 19, 1996.

                                          ALLSTAR SYSTEMS, INC.

                                          By: /s/JAMES H. LONG
                                                 James H. Long,
                                       CHAIRMAN OF THE BOARD, PRESIDENT
                                                     AND
                                            CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the indicated capacities and on the 19th day of September, 1996.

    SIGNATURE                        TITLE                         DATE
- ---------------------    --------------------------------   --------------------
/s/JAMES H. LONG         Director, Chairman of the Board,    September 19, 1996
   JAMES H. LONG         President and Chief Executive
                         Officer (Principal Executive Officer)

/s/DONALD R. CHADWICK    Chief Financial Officer              September 19, 1996
   DONALD R. CHADWICK    (Principal Financial Officer and
                         Principal Accounting Officer)


                                      II-5

                        FINANCIAL STATEMENT SCHEDULE II

                             ALLSTAR SYSTEMS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                         ----------------------
                                           BALANCE AT    CHARGE TO    CHARGE TO
                                           BEGINNING     COSTS AND      OTHER       OTHER       BALANCE AT
              DESCRIPTION                   OF YEAR      EXPENSES     ACCOUNTS     CHANGES      END OF YEAR
- ----------------------------------------   ----------    ---------    ---------    -------      -----------
Accumulated provision deducted from related assets on balance sheet:
     Allowance for doubtful accounts receivable:
          1995..........................     $  188        $ 353        --         $  (77 )(A)     $ 464
          1994..........................         41          170        --            (23 )(A)       188
          1993..........................        110          281        --           (350 )(A)        41
     Inventory reserves:
          1995..........................     $  178        $ 190        --           --            $ 368
          1994..........................        216        --           --         $  (38 )(A)       178
          1993..........................        200           16        --           --              216
Reserves other than those deducted from assets on balance sheet:
     Allowance for doubtful vendor receivables:
          1995..........................     $  150        $ 155        --         $  (55 )(A)     $ 250
          1994..........................        626           49        --           (525 )(A)       150
          1993..........................        445          181        --           --              626

- ------------
(A) Reductions related to amounts written off.

                                      S-1